                                                 January 10, 1997


Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madame:

    On behalf of Oneida Ltd. I transmit for filing the following Form 8-K. Please do not hesitate to contact me at (315) 361-3694 if you have any questions or concerns.

                                                 Very truly yours,

                                                 /s/ ERIN L. MARKEY

                                                 Erin L. Markey
                                                 Corporate Attorney
                                                 Oneida Ltd.

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                   ______________________________

                             FORM 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  January  2, 1997


                            ONEIDA LTD.
      (Exact name of Registrant as specified in its charter)


  NEW YORK                   1-5452                15-0405700
(State or other            (Commission         (I.R.S.  Employer
jurisdiction of            File  Number)      Identification Number)
incorporation)


ONEIDA                   NEW YORK                      13421
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code  (315) 361-3000

Former name or former address, if changed since last report N/A

ITEM 5    OTHER EVENTS

    The information required by this item is incorporated by reference to a press release and the Stock Purchase Agreement, both dated January 2, 1997, which are attached as exhibits to this Form.


EXHIBITS      EXHIBIT 2

              Stock Purchase Agreement by and among International Wire Group, Inc., Camden Wire Co., Inc. and Oneida Ltd. dated January 2, 1997.


              EXHIBIT 99.1

              Press Release dated January 2, 1997.


                             SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ONEIDA LTD.


                                            By: /s/ CATHERINE H. SUTTMEIER
                                                    Catherine H.  Suttmeier
                                                    Vice President, Secretary
                                                    and General Counsel

Dated:  January 10, 1997

                                                         EXHIBIT 2



                     STOCK PURCHASE AGREEMENT

                           by and among


                  INTERNATIONAL WIRE GROUP, INC.

                       CAMDEN WIRE CO., INC.

                                and

                            ONEIDA LTD.


                         January  __, 1997

                         TABLE OF CONTENTS

                                                              Page


                             ARTICLE I
    PURCHASE AND SALE OF SHARES; PAYMENT OF COMPANY OBLIGATIONS
                                                                 1
          1.1  Purchase and Sale of the Shares                   1
          1.2  Determination and Payment of Purchase Price       2
          1.3  Payment of Inter-Company Debt                     5


                            ARTICLE II
                            THE CLOSING
                                                                 5
          2.1  The Closing                                       5
          2.2  Deliveries at the Closing                         5


                            ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER
                                                                 6
          3.1  Corporate Organization                            6
          3.2  Corporate Authority; Absence of Conflicts         6
          3.3  Outstanding Capital Stock; Title to Shares        7
          3.4  Financial Statements                              8
          3.5  Absence of Undisclosed Liabilities                9
          3.6  Absence of Material Adverse Changes               9
          3.7  Real Property                                    11
          3.8  Tangible Personal Property                       12
          3.9  Accounts Receivable                              13
          3.10 Accounts Payable                                 14
          3.11 Inventory                                        14
          3.12 Backlog                                          14
          3.13 Computer Software                                14
          3.14 Material and Affiliated Contracts                14
          3.15 Compliance with Laws                             16

          3.16 Legal Proceedings                                16
          3.17 Ability to Conduct the Business                  17
          3.18 Labor Matters                                    17
          3.19 Employee Benefit Plans                           19
          3.20 Environmental Matters                            22
          3.21 Products                                         24
          3.22 Tax Matters                                      25
          3.23 Insurance                                        26
          3.24 Minute Books; Stock Record Books                 26
          3.25 Brokers' or Finders' Fees                         27
          3.26 Material Customers and Suppliers                 27
          3.27 Bank Accounts; Powers of Attorney                28
          3.28 Books and Records                                28
          3.29 Sales Representatives and Other Sales
                  Agents/Sales Offices                          28
          3.30 Transaction Expenses                             28
          3.31 Schedules                                        28
          3.32 Reliance                                         28
                                                                29

                            ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF BUYER
                                                                29
          4.1  Organization and Corporate Power                 29
          4.2  Corporate Authority; Absence of Conflicts        29
          4.3  No Investigation                                 30
          4.4  Securities Act of 1933                           30
          4.5  Reliance                                         30
          4.6  Brokers' or Finders' Fees                         30
          4.7  Financing                                        30


                             ARTICLE V
         AGREEMENTS OF THE PARTIES RELATED TO TRANSACTIONS
                                                                30
          5.1  Full Access                                      30
          5.2  Preservation of Business                         31
          5.3  Negative Covenants of Seller                     31
          5.4  Third Party Consents                             33
          5.5  Schedules Update                                 33
          5.6  Tax Matters                                      33

          5.7  Transfer Taxes                                   34
          5.8  Best Efforts and Certain Filings                 35
          5.9  Industrial Revenue Bonds                         35
          5.10 Insurance                                        35
          5.11 Workers' Compensation                            35
          5.12 Use of Seller's Name                             36
          5.13 Third-Party Offers                               36
          5.14 Ketchum Letter Agreement                         36


                            ARTICLE VI
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
                                                                36
          6.1  Representations and Covenants                    37
          6.2  Closing Certificate                              37
          6.3  Legal Opinion                                    37
          6.4  Injunction                                       37
          6.5  Lender's Consent                                 37
          6.6  HSR Act                                          37
          6.7  Company IRBs                                     37


                            ARTICLE VII
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
                                                                37
          7.1  Representations and Covenants                    38
          7.2  Closing Certificate                              38
          7.3  Legal Opinion                                    38
          7.4  Injunction                                       38
          7.5  Material Adverse Change                          38
          7.6  Directors Resignations                           38
          7.7  FIRPTA Affidavit                                 38
          7.8  Bank Accounts/Powers of Attorney                 38
          7.9  HSR Act                                          39
          7.10 Selected Material Contracts and Permits, Etc.    39
          7.11 Seller Indebtedness                              39


                           ARTICLE VIII
    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
                                                                39
          8.1  Survival of Representations and Warranties       39

          8.2  Seller's Agreement to Indemnify                  40
          8.3  Buyer's Agreement to Indemnify                   40
          8.4  Notification of Claims and Definitive Resolutions41
          8.5  Special Indemnification for Tax Liabilities      42
          8.6  Limitations on Indemnification                   45
          8.7  Exclusive Remedy                                 46


                            ARTICLE IX
                         CERTAIN COVENANTS
                                                                46
          9.1  Access by Seller                                 46
          9.2  Maintenance of Records                           47


                             ARTICLE X
                           MISCELLANEOUS
                                                                47
         10.1  Expenses                                         47
         10.2  Brokers                                          47
         10.3  Notices                                          47
         10.4  Successors and Assigns                           48
         10.5  Entire Agreement and Modification                49
         10.6  Section and Other Headings                       49
         10.7  Governing Law                                    49
         10.8  Counterparts                                     49
         10.9  Further Assurances                               49
         10.10 Severability                                     49
         10.11 Confidentiality                                  50
         10.12 No Third Party Beneficiaries                     50
         10.13 Termination by Buyer                             50
         10.14 Termination by Seller                            50

Schedules


Schedule             Description                                Ref. Page #

3.1(a)               Jurisdictions in which the                      6
                     Company is Qualified to Transact Business as a Foreign Corporation and is in Good Standing

3.4                  Financial Statements                            8

3.5                  Undisclosed Liabilities                         9

3.6                  Material Adverse Changes                        9

3.7(a),(b),(d),(f)   Real Property                                   11-12

3.8(a),(b)           Tangible Personal Property                      12-13
                     Subject to Encumbrances

3.11                 Inventory                                       14

3.14(a),(b),(c)      Material and Affiliated Contracts               14-16

3.16                 Litigation                                      16

3.18(b),(c),(e)      Labor Matters                                   18-19

3.19(b),(c),(d),(e)  Employee Benefit Plans                          20-21

3.20,(g),(k)         Environmental Matters                           22-23

3.21                 Products Liability Claims                       24

3.22(b),(d),(f)      Tax Matters                                     25-26

3.23                 Insurance                                       26

3.26(a),(b)          Material Customers and Suppliers                27

3.27                 Bank Accounts; Powers of Attorney               28, 32

3.28                 Books and Records                               28

3.29                 Sales Representatives                           28

Exhibits


A   Opinion of Weil, Gotshal & Manges LLP, Counsel to Buyer

B   Opinion of Catherine H. Suttmeier, General Counsel to the Company and Seller

C   FIRPTA Affidavit

D   Resolution Memorandum

E   Ketchum Letter Agreement

                     Location of Defined Terms

Defined Term                   Section          Page

Affiliate                      8.5(b)           42
Agreement                      Preamble         1
Bank Accounts                  3.27             28
Benefit Plan                   3.19(a)          19
Buyer                          Preamble         1
Buyer's Accountants            1.2(c)           3
Buyer Indemnity Claim          8.2              40
CAC                            1.1              2
CAC Stock Purchase Agreement   1.1              2
Closing                        2.1              5
Closing Balance Sheet          1.2(b)           3
Closing Date                   2.1              5
Closing Date Payment           1.2(a)           2
Code                           3.22(h)          26
Common Control Entity          3.19(d)          20
Company                        Preamble         1
Company IRBs                   5.9              35
Competitive Proposal           5.13             36
Costs                          8.5(d)           43
Definitively Resolved          8.4(c)           41
Dispute Notice                 1.2(c)(i)        3
Employee                       3.18(a)          17
Encumbrance                    3.7(b)           11
Environmental Law              3.20(l)          23
ERISA                          3.19(a)          19
Final Resolution               8.5(f)           44
Former Employee                3.18(a)          17
Hazardous Substance            3.20(l)          24
HSR Act                        3.2(b)           7
INA                            3.18(e)          19
Instrument                     3.2(b)           7
Latest Balance Sheet           3.4(b)           8
Latest Financial Statements    3.4(b)           8
Leased Real Property           3.7(a)           11

Material Adverse Effect        3.5              9
Material Contracts             3.14(b)          16
Material Customer              3.26(a)          27
Material Disputed Items        1.2(c)(i)        3
Material Permits               7.10             39
Material Supplier              3.26(b)          27
near relatives                 3.27             16
Neutral Accountants            1.2(c)(ii)       4
Other Real Property Interests  3.7(a)           11
Owned Real Property            3.7(a)           11
Parties' Accountants           1.2(c)(ii)       4
PBGC                           3.19(d)          20
Permitted Liens                3.6(d)           11
Person                         3.1(b)           6
Purchase Price                 1.1              1
Purchase Price Cap             1.1              2
Purchase Price Floor           1.1              2
Purchase Price Collar          1.1              2
RCRA                           3.20(l)          24
Real Property                  3.7(a)           11
Related Party                  3.14(b)          16
Resolution Memorandum          8.4(b)           41
Selected Material Contracts    7.10             39
Seller                         Preamble         1
Seller's Accountants           1.2(b)           3
Seller Indemnity Claim         8.3              40
Shares                         Preamble         1
Tax                            3.22(a)          24
Tax Claim Termination Date     8.1(a)           39
Tax/ERISA Claim                8.1(a)           39
Tax Liability                  8.5(c)           43
Tax Recoupment                 8.5(i)           45
Third-Party Claim              8.4(d)           42
Total Stockholders' Equity     1.1              2
1996 Balance Sheets            3.4(a)           8
1996 Financial Statements      3.4(a)           8

                                  STOCK PURCHASE AGREEMENT

    THIS AGREEMENT (the "Agreement"), dated as of the 2nd day of January, 1997, by and among International Wire Group, Inc., a Delaware corporation ("Buyer"), Camden Wire Co., Inc., a New York corporation (the "Company"), and Oneida Ltd., a New York corporation ("Seller"), recites as a preamble the following:

    I. Seller owns, beneficially and of record, all of the issued and outstanding shares (the "Shares") of common stock, no par value, of the Company.

    II. Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, upon the terms and subject to the conditions of this Agreement.

    NOW, THEREFORE, in view of the premises and in consideration of the agreements and mutual covenants contained in this Agreement, the parties intending to be legally bound, agree as follows:


                             ARTICLE I
    PURCHASE AND SALE OF SHARES; PAYMENT OF COMPANY OBLIGATIONS

1.1 Purchase and Sale of the Shares. At the Closing (as hereinafter defined), Seller shall assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Shares, for an aggregate purchase price (the "Purchase Price") equal to the sum of (i) $9,000,000 and (ii) the Total Stockholders' Equity of the Company on the Closing Date (as hereinafter defined) as shown on the Closing Balance Sheet (as hereinafter defined); provided, however, in the event that the sum of (i) the Purchase Price (including any adjustment thereto pursuant to Section 1.2), (ii) the aggregate amount of intercompany debt and intercompany payables Buyer is obligated to pay pursuant to Section 1.3, (iii) all indebtedness for borrowed money of the Company owing as of the Closing Date, including (A) the Company's liabilities under the Company IRBs (as hereinafter defined), (B) obligations as lessee under capitalized leases, (C) all obligations for borrowed money evidenced by bonds, debentures, notes, letters of credit, or other similar arrangements, (D) obligations to pay the deferred purchase price of property or services (excluding trade payables), (E) all debt of others guaranteed by the Company and (F) all interest, charges, fees, expenses and penalties, including prepayment penalties on or which become due as a result of mandatory payments (payments related to the Company IRBs shall not be deemed mandatory to the extent such payments would have not been mandatory if Buyer would have caused to be issued one or more letters of credit equal to the outstanding balance of the Company IRBs) required to be made by the Company on any indebtedness solely as a result of the consummation of the transaction contemplated hereby, (iv) all fees and expenses paid or payable by the Company to Camden Acquisition Company ("CAC") as a result of the termination of that certain Stock Purchase Agreement (the "CAC Stock Purchase Agreement") dated November 26, 1996 among CAC, the Company and Seller and (v) the gross amount of all severance, parachute or similar payments to which any officer, director or employee is entitled to receive from the Company as a result of the consummation of the transaction contemplated hereby (without regard to taxes or other withholdings), (I) exceeds $61 million (the "Purchase Price Cap"), then the Purchase Price shall be reduced to an amount which when added to items (ii),
(iii), (iv) and (v) above would equal $61 million or (II) is less than $59 million (the "Purchase Price Floor" and together with the Purchase Price Cap the "Purchase Price Collar"), then the Purchase Price shall be increased to an amount which when added to items (ii), (iii), (iv) and (v) above would equal $59 million. For all purposes of this Agreement the term "Total Stockholders' Equity," as of any date, shall mean an amount determined in accordance with generally accepted accounting principles applied on a basis consistent with the accounting principles and practices applied in the preparation of the 1996 Balance Sheet (as hereinafter defined) (provided, however, that Total Stockholder Equity on the Closing Date shall be calculated before giving effect to the repayment of the intercompany debt and intercompany payables pursuant to
Section 1.3, no liabilities or reserves reflected on the Latest Balance Sheet shall be reduced prior to the Closing except in the ordinary course of business consistent with past practices and no prepaid asset shall be included on the Closing Date Balance Sheet unless the Company can utilize the benefit thereof in the ordinary course of business after the Closing), and is intended to correspond with the line on the 1996 Balance Sheet designated as Total Stockholders' Equity.

1.2 Determination and Payment of Purchase Price. The Purchase Price shall be determined and paid as follows:

         (a) On the Closing Date, subject to the Purchase Price Collar, Buyer shall pay to Seller an amount equal to the sum of (i) $9,000,000 and (ii) the Total Stockholders' Equity of the Company reflected on the regularly prepared financial statements of the Company as of the last day of the most recent fiscal month of the Company, or if financial statements of the Company are not available on the Closing Date for the most recent fiscal month of the Company, for the next preceding fiscal month the "Closing Date Payment").

         The Purchase Price shall be subject to adjustment after the Closing Date as follows:

         (b) As soon as practicable after the Closing Date, but in any event not more than ninety (90) days after the Closing Date, Seller shall cause Coopers & Lybrand, independent public accountants to be retained by the Seller for this purpose ("Seller's Accountants"), to audit and issue their report on the balance sheet of the Company as at the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be accompanied by a certificate of the Seller's Accountants stating the Total Stockholders' Equity of the Company as of the Closing Date as computed by them and certifying (i) that the Closing Balance Sheet has been prepared in accordance with generally accepted accounting principles applied in a manner consistent with the past practices of the Company, and (ii) the Closing Balance Sheet fairly presents the financial condition of the Company as of the Closing Date.

         (c) Upon receipt of the Closing Balance Sheet and the certificate of Seller's Accountants described in subsection (b), Buyer shall have thirty (30) days within which to review the same and register any objections, provided that Buyer may object to the Closing Balance Sheet only on the basis that the Closing Balance Sheet (i) was not prepared in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the 1996 Balance Sheet and the principles set forth in the proviso in the last sentence of Section 1.1., or (ii) was not based on the application of generally accepted auditing standards. If Buyer does not object to any portion of the Closing Balance Sheet or such certificate within 30 days, it shall countersign such certificate and the Closing Balance Sheet shall be deemed to have been finally determined as the amount set forth therein. In the event that Buyer or Buyer's accountants ("Buyer's Accountants") shall dispute any item contained in the Closing Balance Sheet, or whether the computations set forth in the Closing Certificate have been made in accordance with the requirements of this Section 1.2, the following procedures will apply:

              (i) Within thirty (30) days of receipt of the Closing Balance Sheet, Buyer shall give written notice (the "Dispute Notice") to Seller setting forth in reasonable detail the basis for any such dispute or controversy and, to the extent practicable, the specific items in dispute and a good faith estimate of the amount thereof. Buyer shall not be entitled to dispute any single line item (i.e., all disputes relating to accounts receivable shall be treated as a single line item) unless such line item involves $50,000 or more. If the aggregate amount of the items in dispute (and with respect to line items, each of which involves at least $50,000) is in excess of

$500,000, all such items (the "Material Disputed Items") shall be resolved in accordance with the remaining paragraphs of this subsection (c).

              (ii) Upon receipt of a Dispute Notice by Seller involving Material Disputed Items, Buyer's Accountants, on behalf of Buyer, and the Seller's Accountants, on behalf of the Seller (such accountants being hereinafter collectively referred to as the "Parties' Accountants"), shall promptly commence good faith negotiations with a view to resolving the Material Disputed Items and, in connection with such negotiations Seller's Accountants shall provide access to its workpapers to Buyer's Accountants. If such dispute or controversy shall not have been resolved by mutual agreement of the parties or the Parties' Accountants within thirty (30) days after Seller's receipt of the Dispute Notice, Buyer and Seller shall jointly appoint, within ten (10) days thereafter, the Rochester, New York office of Peat Marwick or such other firm of accountants as the parties may agree (the "Neutral Accountants"), to resolve such Material Disputed Items.

              (iii) The Neutral Accountants shall make their determination as to such Material Disputed Items within thirty (30) days after their appointment. The Neutral Accountants shall act as arbitrators, and shall proceed to resolve all Material Disputed Items in accordance with generally accepted accounting principles applied on a basis consistent with those used in preparing the 1996 Balance Sheet and the principles set forth in the proviso in the last sentence in Section 1.1. In resolving such Material Disputed Items, the Neutral Arbitrators may follow such procedures as the Neutral Accountants deem appropriate, including requesting written or oral explanations, submissions or information from the parties. The determination of the Neutral Accountants shall be a final determination of the Material Disputed Items, binding and conclusive as between Buyer and the Seller absent fraud or manifest error. The respective fees and disbursements of the Parties' Accountants under this Section 1.2(c) shall be borne by the party that retained such firm. The fees and disbursements of the Neutral Accountants shall be apportioned between Buyer and the Seller as part of the determination of the relevant dispute or controversy, in such manner as the Neutral Accountants shall deem equitable in light of the issues raised and the degree to which each party shall have prevailed on each such issue, it being the parties' intention that the prevailing party should not bear such costs.

         (d) The Closing Balance Sheet shall be deemed finally settled for purposes of this Section 1.2 upon the earlier of (i) Buyer's failure to deliver a Dispute Notice within thirty (30) days after receipt of the Closing Balance Sheet, (ii) resolution of all Material

Disputed Items by agreement of the parties or the Parties' Accountants as provided in Section 1.2(c)(ii) above, or (iii) resolution of all Material Disputed Items by the Neutral Accountants as provided in Section 1.2(c)(iii) above. Once the Closing Balance Sheet is deemed finally settled, the Closing Balance Sheet shall be revised to reflect all Material Disputed Items agreed to by the parties or resolved by the Neutral Arbitrators. The amount of the Purchase Price shall be re-calculated based upon the Total Stockholders' Equity as reflected on the revised Closing Balance Sheet. Subject to the Purchase Price Collar, if the Closing Date Payment is less than the sum of (i) $9,000,000 and (ii) the Total Stockholders' Equity as reflected on the revised Closing Balance Sheet, Buyer shall pay such difference, without interest, within ten
(10) days after settlement of the revised Closing Balance Sheet. Subject to the Purchase Price Collar, if the Closing Date Payment is greater than the sum of
(i) $9,000,000 and (ii) the Total Stockholders' Equity as reflected on the revised Closing Balance Sheet, Seller shall refund such excess, without interest, within ten (10) days after settlement of the revised Closing Balance Sheet.

1.3 Payment of Inter-Company Debt. At the Closing, Buyer shall take all action necessary to cause the Company to pay to Seller all inter-company debt and inter-company payables owed by the Company to Seller as of the Closing Date, which shall be paid simultaneously with the Purchase Price at the Closing, subject to adjustments in accordance with the determination of the Closing Balance Sheet.


                            ARTICLE II
                            THE CLOSING

2.1 The Closing. Subject to Articles VI and VII, the consummation of the transactions contemplated at Article I (the "Closing") shall take place at the offices of Bond, Schoeneck & King, LLP on January 17, 1997 or on such other , date or at such other place as the Buyer and Seller shall agree to in writing. The day of closing is referred to herein as the "Closing Date."

2.2 Deliveries at the Closing. (a) At the Closing, Buyer shall pay to Seller the amounts described in Sections 1.2(a) and 1.3 by wire or electronic funds transfer in immediately available funds to accounts designated in written instructions delivered by Seller to Buyer not less than three (3) business days before the Closing Date.

         (b) Simultaneously, Seller shall deliver to Buyer certificates (i) evidencing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers assigning such Shares in blank, and with signature(s) guaranteed, in proper form for transfer and with any applicable stock transfer stamps affixed, and (ii) evidence satisfactory to Buyer that all inter-company debt of the Company to Seller is discharged in full by the payment required by Section 1.3.


                            ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

    The Company and Seller hereby jointly and severally make the representations and warranties set forth in this Article III, as of the date hereof and as of the Closing Date:

3.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions set forth in
Schedule 3.1(a), which are the only jurisdictions where such qualification is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the business conducted by it. Prior to the date hereof, the Company has delivered to Buyer complete and correct copies of its Certificate of Incorporation, as amended to date (certified by the competent authority of the state of incorporation of the Company within thirty (30) days of the date hereof), and its By-Laws, as amended to date (certified by the Secretary of the Company within thirty (30) days of the date hereof). Neither the Certificate of Incorporation nor the By-Laws of the Company will have been amended since the respective dates of certification thereof, nor will any action have been taken for the purpose of effecting any amendment of such instruments. The minute books and stock record books of the Company shall be delivered to Buyer at the Closing.

         (b) The Company has no subsidiaries and does not own, of record or beneficially, directly or indirectly, any equity or other proprietary interest, or right to acquire any such interest, contingent or otherwise, in any other corporation, partnership, joint venture, limited liability company, business enterprise or other entity of any nature whatsoever (a "Person").

3.2 Corporate Authority; Absence of Conflicts. (a) Each of Seller and the Company has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Boards of Directors of Seller and the Company, and no other corporate actions on the part of Seller or the Company are necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes the valid and binding agreement of each of Seller and the Company, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights.

         (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Seller or the Company, nor (ii) except as set forth on Schedule 3.14(c) attached hereto, violate, conflict with or result in a breach of or default (or be any event which with the lapse of time or the giving of notice or both would constitute an event of default) under any of the terms, conditions or provisions of any material agreement, understanding, arrangement, commitment, indenture, contract, lease, sublease, loan agreement, note, or other document or instrument to which Seller or the Company is a party or by which they are bound or to which they or their assets are subject (individually, an "Instrument" and collectively, the "Instruments"), nor (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to the business or assets of Seller or the Company, nor (iv) result in the creation of any Encumbrance (as hereinafter defined) on the assets, capital stock or properties of Seller or the Company, nor (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which Seller or the Company or any of their assets or properties are subject, nor (vi) require Seller or the Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, any foreign, federal, state, county, local or other governmental or regulatory body, other than such filings as are required under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the "HSR Act").

3.3 Outstanding Capital Stock; Title to Shares. (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which one (1.0) Share is issued and outstanding, which one (1) Share is owned, beneficially and of record, by Seller. No other class of capital stock of the Company is authorized or outstanding. All of the issued and outstanding Shares are duly authorized and are validly issued, fully paid and nonassessable, and none of such Shares have been issued in violation of any preemptive rights of shareholders. The Shares constitute all of the issued and outstanding shares of capital stock of the Company.

         (b) Seller is, and immediately following the Closing Buyer will be, the beneficial and record owner of all of the Shares, free and clear of any Encumbrances. There are no agreements, arrangements or understandings (including, without limitation, options or rights of first refusal) to which Seller is a party relating to the purchase, sale or other disposition of the Shares or any interest therein.

         (c) There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or Seller any shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible into such capital stock.

3.4 Financial Statements. Attached hereto as Schedule 3.4 are the following financial statements:

         (a) The balance sheet of the Company as of January 27, 1996 (the "1996 Balance Sheet"), and the related statements of income, retained earnings and cash flows for the year then ended (the "1996 Financial Statements");

         (b) The balance sheet of the Company as of November 23, 1996 (the "Latest Balance Sheet") and the related statements of income, retained earnings and cash flows for the ten-month period then ended (the "Latest Financial Statements");

         (c) The statements of income, retained earnings and cash flows for the quarterly periods ended October 26, 1996, July 27, 1996 and April 27, 1996; and

         (d) The balance sheets of the Company as of January 28, 1995 and January 29, 1994, and the related statements of income, retained earnings and cash flows for the years then ended.

Each of the said financial statements (i) fairly presents the financial position, results of operations and cash flows of the Company for the respective periods stated therein, (ii) has been prepared from and is consistent with the books and records of the Company, (iii) is complete and correct in all material respects, and (iv) has been prepared in accordance with generally accepted accounting principles, consistently applied (in each case, as part of a consolidated group) subject, in the case of the Latest Financial Statements and the quarterly financial statements described in subsection (c), to normal year end adjustments consistent with prior periods. No notes are included in the financial statements.

3.5 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.5, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof, which would in accordance with generally accepted accounting principles be reflected on, or disclosed in the notes to, a balance sheet, other than (a) liabilities and obligations set forth on the Latest Balance Sheet, and (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, all of which are properly reflected in the books and records of the Company and which will not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition, results of operations or operations of the Company (a "Material Adverse Effect").

3.6      Absence of Material Adverse Changes.  Except as set forth in Schedule
3.6 hereto, since the date of the Latest Balance Sheet, the Company has carried on its business in the ordinary course and consistent with past practice. Except as set forth in Schedule 3.6 hereto, since the date of the Latest Balance Sheet (except as set forth in subsection (l) of this Section 3.6) the Company has not:

         (a) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business and consistent with past practice;

         (b) discharged or satisfied any Encumbrance, or paid any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, other than obligations or liabilities incurred in the ordinary course of the Company's business;

         (c) suffered any damage, destruction or loss of physical property or goods resulting in costs or expenses to the Company in excess of $100,000, whether or not covered by insurance;

         (d) mortgaged, pledged or subjected to any lien, charge or other Encumbrance any of its assets, tangible or intangible, except for "Permitted Liens" as that term is hereinafter defined or as set forth in one of the Schedules hereto;

         (e) sold or transferred any of its assets or canceled or compromised any of its debts, except, in each such case, in the ordinary course of business and consistent with past practice, or waived any claims or rights of a material nature;

         (f) leased, licensed or granted to any person or entity any rights in any of its assets or properties except in the ordinary course of business;

         (g) experienced any material adverse change in its financial condition, results of operations, cash flows, assets, liabilities, businesses, prospects, or operations;

         (h) experienced any material adverse change in its relationship with any of its employees, salesmen, distributors, or independent contractors;

         (i) made any capital expenditures or capital additions or betterments in excess of an aggregate of Five Hundred Thousand Dollars ($500,000);

         (j)  revalued any of its assets;

         (k) entered into any material transaction, contract or commitment of a kind required to be disclosed on one of the Schedules, except as disclosed on one of the Schedules hereto;

         (l) since the date of the 1996 Balance Sheet, made any change in any accounting principle or practice or in its method of applying any such principle or practice;

         (m) made any distributions (however characterized and whether payable in cash or additional shares of stock) in respect of any shares of its capital stock or declared or paid any dividends in a manner inconsistent with the Company's customary practices with respect to dividends;

         (n)  repurchased or redeemed any shares of its capital stock;

         (o)  entered into any agreement to do any of the foregoing; or

         (p) issued any additional shares of its capital stock or granted any options, warrants or other rights to purchase, or any securities convertible into or exchangeable for, shares of its capital stock.

3.7 Real Property. (a) Schedule 3.7(a) sets forth a complete list and summary description of (i) all real property owned by the Company (the "Owned Real Property"), (ii) all real property leased or subleased by the Company (the "Leased Real Property"), and (iii) all other rights or interests of the Company in real property (the "Other Real Property Interests") (the Owned Real Property, the Leased Real Property and the Other Real Property Interests are collectively referred to herein as the "Real Property"). Prior to the date hereof, Seller has delivered to Buyer true and correct copies of all leases, subleases, abstracts of title, surveys, title opinions and title insurance policies in Seller's or the Company's possession relating to all of the Real Property. None of the Real Property reflected in the 1996 Balance Sheet or the Latest Balance Sheet has been disposed of, and no real property has been acquired by the Company since the date of the Latest Balance Sheet.

         (b) Except for (i) liens disclosed in Schedule 3.7(b), (ii) liens for current taxes not yet delinquent, (iii) covenants, conditions and restrictions of record, all of which are reflected in the title documents, and none of which materially impair the use of such property in the manner currently used or impair the ability of the Company to deliver good and marketable title to such Real Property, and (iv) any mechanic's, workmen's, repairmen's, materialmen's, contractor's, warehousemen's, carrier's, supplier's or vendor's lien, if payment is not yet due (the "Permitted Liens"), the Company has good and marketable title in fee simple to all Owned Real Property, and a valid leasehold interest in all Leased Real Property, free and clear of any mortgage, pledge, security interest, lien, claim, charge, conditional sales contract, restriction, reservation, option, right of first refusal, or other encumbrance of any nature whatsoever (collectively, "Encumbrances"). Except as set forth on Schedule 3.7(b), the Company has good and marketable title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the Leased Real Property which are owned by the Company, as reflected in the Latest Balance Sheet, free of any Encumbrances, except for Permitted Liens and none of such assets is subject to any agreement, arrangement or understanding for their use by any person other than the Company.

         (c) Each of the leases and subleases relating to the Leased Real Property is in full force and effect, there is no default by the Company (or to the best knowledge of the Company or Seller, by the lessor) under any such lease or sublease, and each such lease and sublease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease.

         (d) Except as set forth in Schedule 3.7(d), no work has been performed on or with respect to or in connection with any of the Real Property that would cause such Real

Property to become subject to any mechanic's, materialmen's, workmen's, repairmen's, carrier's or similar liens aggregating in excess of $100,000.

         (e) To the best of Seller's and the Company's knowledge, the structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) located on each such parcel of Real Property comply in all material respects with all Federal, state and local laws, ordinances, rules, regulations and similar governmental and regulatory requirements, and are in good operating condition and repair, ordinary wear and tear excepted. To the best of Seller's and the Company's knowledge, each such parcel of Real property (in view of the purposes for which it is currently used) conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and, to the best knowledge of Seller and the Company, there is no proposed change in any such governmental or regulatory requirements or in any such zoning requirements. All existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are in good operating condition and repair ordinary wear and tear excepted), except for defects or deficiencies which would not have a Material Adverse Effect.

         (f) The Other Real property Interests include all easements, rights-of-way and similar rights necessary to conduct the Company's business as presently conducted and to use all of its Real Property as currently used, including, without limitation, easements and licenses for pipelines, power lines, water lines, roadways and other access. Schedule 3.7(f) correctly lists and describes all such easements and rights and all agreements and other instruments (including any amendments) relating thereto which are not recorded. All material easements and rights are valid, binding in favor of the Company and in full force and effect; any amounts due and payable thereon to date have been paid or have been fully accrued for in the Latest Balance Sheet or in the books and records of the Company for periods after the date of the Latest Balance Sheet, as applicable; neither the Company nor (to the best knowledge of the Company and the Seller) any other party thereto is in default thereunder; and there exists no event or condition affecting the Company or (to the best knowledge of the Company and Seller) any other party thereto, which, with the passage of time or notice or both, would constitute a default thereunder. No material easement or right will be breached by, nor will any party thereto be given a right of termination as a result of, the transactions contemplated by this Agreement.

3.8 Tangible Personal Property. (a) The Company has good and marketable title to all of the equipment, machinery, motor vehicles, inventories, supplies, furniture and fixtures and other tangible personal property owned by the Company, free and clear of any Encumbrance of any kind or nature whatsoever except as set forth in Schedule 3.8(a) and except for Permitted Liens. All items of equipment, machinery, vehicles, furniture, fixtures and other tangible personal property currently owned or used by the Company as of the date hereof are in good operating condition and repair, ordinary wear and tear excepted (except for defects or deficiencies which would not have a Material Adverse Effect), are physically located at or about the Company's place of business and are owned outright by the Company or validly leased under leases set forth in Schedule 3.8(b). None of such personal property is subject to any agreement, arrangement or understanding for its use by any person other than the Company. The maintenance and operation of such personal property complies with all applicable laws, regulations, ordinances, contractual commitments and obligations, except for such noncompliance as would not have a Material Adverse Effect. Except as set forth in Schedule 3.8(a), no item of tangible personal property owned or used by the Company as of the date hereof is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind. As to each item of personal property subject to any such agreement or arrangement, Schedule 3.8(a) sets forth a brief description of the property in question and the amount and repayment terms of the underlying obligation. Schedule 3.8(a) sets forth a complete and correct fixed asset list of the Company dated December 10, 1996.

         (b) Schedule 3.8(b) sets forth a complete and correct list and summary description of all material tangible personal property leases to which the Company is a party, together with a brief description of the property leased. Prior to the date hereof, the Company has made available to Buyer complete and correct copies of each lease (and any amendments thereto) listed in Schedule 3.8(b). Except as set forth in Schedule 3.8(b): (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither the Company nor (to the best knowledge of the Company and Seller) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or (to the best knowledge of the Company and Seller) any other party under such lease; and (iii) there are no disputes or disagreements between the Company and any other party with respect to any such lease.

3.9 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet are, and the accounts and notes receivable of the Company created from and after the date of the Latest Balance Sheet to the Closing Date will be, free and clear of any Encumbrance. All accounts receivable of the Company (i) arose from bona fide sales of goods or services in the ordinary course of business and consistent with past practice, (ii) are accurately and fairly reflected on the Latest Balance Sheet or, with respect to accounts receivable of the Company created after the date thereof and through the date of this

Agreement are accurately and fairly reflected in the books and records of the Company, and (iii) are fully collectible, without offset or counterclaim, net of reserves, within ninety (90) days.

3.10 Accounts Payable. All accounts payable to the Company (i) arose from bona fide purchases in the ordinary course of business and consistent with past practice, and (ii) are accurately and fairly reflected on the Latest Balance Sheet or, with respect to accounts payable of the Company created after the date thereof and through the date hereof, are accurately and fairly reflected in the books and records of the Company.

3.11     Inventory.   The inventory of the Company consists only of items of a
quality and quantity useful or saleable in the ordinary course of business of the Company. The inventories as reflected on the 1996 Balance Sheet and the Latest Balance Sheet are valued at the lower of cost (determined by the LIFO method of accounting) or market value, subject, in the case of the inventories reflected in the Latest Balance Sheet, to the computation of LIFO reserves at year end. The inventory on hand on the date of this Agreement (and on the Closing Date) was (or will be) purchased at prices and in quantities consistent with the Company's custom in the ordinary course of business. Schedule 3.11 sets forth a list of each location of inventory of the Company, and a list and summary description of any agreements, including processing agreements and consignment agreements, applicable to such inventory.

3.12 Backlog. All outstanding customer purchase orders for products of the Company have been entered at prices and upon terms and conditions consistent with the normal practices of the Company, and, to the best knowledge of Seller and the Company, the completion of such orders will not have a Material Adverse Effect. The Company and Seller have not been informed by any customer that any material order included in its backlog is likely to be canceled or terminated prior to its completion.

3.13 Computer Software. All computer software programs (excluding noncustomized computer software available to the Company on an over-the-counter basis through normal commercial channels) used by the Company in the conduct of its business are owned or licensed by the Company free and clear of Encumbrances, except for Permitted Liens, and to the best of Seller's and the Company's knowledge do not infringe any copyright, trade secret, or trademark of any other person.

3.14 Material and Affiliated Contracts. (a) Except as set forth in Schedule 3.14(a), the Company is not a party to, or subject to:

              (i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company of more than $100,000 or which provides for performance, regardless of amounts, over a period in excess of six months after the date of such contract, arrangement or commitment;

              (ii)   any license agreement, whether as licensor or licensee:

              (iii) any agreement with suppliers or customers for discounts or allowances:

              (iv) any note, bond, indenture, credit facility, mortgage, security agreement or other instrument or document relating to or evidencing indebtedness for money borrowed or a security interest in or mortgage on the assets of the Company;

              (v) any warranty, indemnity or guaranty issued by the Company (other than customary product warranties provided by the Company in the ordinary course of business, which will be provided to Buyer pursuant to Section 3.21);

              (vi) any contract, arrangement or understanding granting to any person the right to use any property or property right of the Company, including any lease;

              (vii) any contract, arrangement or understanding restricting the right of the Company to engage in any business activity or to compete with any business;

              (viii) any joint venture contracts;

              (ix) any agreement granting to others the right to manufacture or distribute products of the Company;

              (x) any other material contract, arrangement or understanding not made in the ordinary course of business and consistent with past practice; or

              (xi) any outstanding offer or commitment to enter into any contract or arrangement of the nature described in subsections (i) through (x) of this Section 3.14(a).

         (b) Schedule 3.14(b) contains an accurate and complete list and description of all agreements, arrangements and understandings (including outstanding indebtedness) which are currently in effect between the Company or the Seller and any of the following (each, a "Related Party") and which involve a value of $10,000 or more: (i) each director and officer of the Company; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews or first cousins of any director or officer of the Company or their spouses (collectively, "near relatives"); (iii) any trust for the benefit of any director or officer of the Company or any of their respective near relatives; and (iv) any corporation, partnership, joint venture or other entity owned or controlled by any director or officer of the company or any of their respective near relatives.

(The contracts, arrangements and understanding described in Schedule 3.14(a) and Schedule 3.14(b) are collectively referred to herein as "Material Contracts").

         (c) Prior to the date hereof, Seller has delivered to Buyer complete and correct copies of each written Material Contract (and any amendments thereto), and Schedule 3.14(a) and Schedule 3.14(b) contain accurate summary descriptions of all oral Material Contracts. Except as set forth in Schedule 3.14(c): (i) each contract to which the Company is a party or by which it is bound is in full force and effect; (ii) neither the Company nor, to the best of Seller's and the Company's knowledge, any other party s in default under any such contract, and no event has occurred which constitutes, or which with the lapse of time or the giving of notice or both would constitute, a default by the Company or, to the best of Seller's and the Company's knowledge, by any other party under such contract; and (iii) there are no disputes or disagreements between the Company and any other party with respect to any such contract.

3.15 Compliance with Laws. To the best of Seller's and the Company's knowledge, the Company is complying and has complied in all material respects with all laws, statutes, rules, regulations, codes and, ordinances, and has secured all necessary permits and authorizations and licenses issued by, federal, state, local and foreign agencies and authorities, applicable to its business, properties and operations, or to which the Company may be subject or which are applicable to the operations, business or assets of the Company except for such permits and authorizations, the absence of which would not have a Material Adverse Effect. Neither the Company nor Seller has received any notice alleging any such violation nor, to the best of Seller's and the Company's knowledge is there any inquiry, investigation or proceedings relating thereto.

3.16 Legal Proceedings. Except as set forth in Schedule 3.16 hereto, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits pending or, to the best of Seller's and the Company's knowledge, threatened against the Company or its properties, assets or business, or pending or, to the best of Seller's and the Company's knowledge, threatened against, relating to or involving any of the officers, directors, Employees or agents of the Company in connection with the business of the Company. There are no such suits, actions, proceedings, claims, or investigations pending or, to the best of Seller's and the Company's knowledge, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth in Schedule 3.16, there is no judgment, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which the Company is a party, or involving the property, assets or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the company.

3.17 Ability to Conduct the Business. There is no agreement, arrangement or understanding to which the Company is a party, nor any judgment, order, writ, injunction or decree of any court or any governmental body or agency thereof directed at the Company or in which the Company is named nor, to the best knowledge of the Company and Seller, any other judgment, order, writ, injunction or decree, that could in any such case) prevent the use by the Company of its properties and assets or the conduct by the Company of its business as of the date hereof. To the best of Seller's and the Company's knowledge, the Company has in force, and has complied in all material respects with all of the conditions and requirements imposed by, all permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its business as presently conducted. Neither the Company nor Seller has received any notice of, and neither the Company nor Seller has any knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such permit, license, exemption, consent, authorization or approval.

3.18 Labor Matters. (a) No union is certified as collective bargaining agent to represent any Employee of the Company, and Seller and the Company have no knowledge of any representation campaign which is currently under way. The Company is not (a) a party to, involved in or threatened by any labor dispute, unfair labor practice charge, labor arbitration proceeding or grievance proceeding, (b) currently negotiating any collective bargaining agreement or
(c) aware of any threatened strike or filing with the National Labor Relations Board by any employee or employee group seeking recognition as a collective bargaining representative or unit, work stoppage or slowdown, picketing or controversy involving employees or former employees of the Company (hereafter referred to as "Employees" and "Former Employees", respectively).

         (b) Schedule 3.18(b) also sets forth the names of all directors and officers of the Company (whether or not such persons are Employees or Former Employees), together with the respective term of office and titles for each such person and all remuneration payable to any such officers and directors who are not Employees. The Company has delivered to Buyer, prior to the date hereof, a statement, certified by an appropriate officer of the Company, setting forth:
(i) with respect to each officer or director of the Company, such person's date of birth, date of employment, the current salary and commission terms of such person, the date and amount of such person's most recent salary increase, the amount of any bonuses or other cash compensation (other than regular salary or commissions) paid since February 1, 1993 to such person and a description of all compensation arrangements currently applicable to such person, and (ii) with respect to all other Employees, their date of birth, date of employment, and compensation for fiscal years 1996 and 1995.

         (c) Except as set forth on Schedule 3.18(c), subject to normal year-end adjustments the Company has accrued or reflected on the Latest Balance Sheet, and will accrue or reflect on its books and records, all obligations for salaries, vacations, medical, severance and other benefits and other compensation of any kind with respect to its Employees and any of its Former Employees, to the extent required by generally accepted accounting principles, including, but not limited to, vacation pay, sick pay, medical, death, and disability benefits, severance, bonuses, incentive, and pension, retirement, profit sharing or other types of deferred compensation, and all commissions and other fees payable to salespeople, sales representatives and other agents. Except as set forth in Schedule 3.18(c) there are no outstanding loans from the Company to any Employee except normal Employee advances in the ordinary course of business. Complete and correct copies of all written agreements with or concerning Employees and all employment policies, and all amendments and supplements thereto, will be delivered to Buyer, and a list of all such agreements and policies, whether written or oral is set forth on Schedule 3.18(c).

         (d) Since January 27, 1996, the Company has not (i) except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become, payable to or for the benefit of any of the Employees or Former Employees, (ii) provided any of the Employees with any increased security or tenure of employment, (iii) increased the amounts payable to any of the Employees upon the termination of any such person's employment or (iv) adopted, amended, or revised the terms of any Benefit Plan (as hereinafter defined) with respect to the benefits granted to or for the benefit of any of the Employees or Former Employees thereunder.

         (e) To the best of Seller's and the Company's knowledge, the Company has complied in all material respects with all laws, statutes, rules, and regulations applicable with respect to Employees in each of the jurisdictions in which it operates and/or does business. In particular, to the best of Seller's and the Company's knowledge, the Company has complied with all Federal and state laws, statutes, rules and regulations applicable to discriminatory employment practices (including, without limitation, discrimination based on race, age, handicap, sex or sexual preference or sexual harassment, in particular with respect to employment, equal pay and/or discharge), workplace safety, (including rules and regulations of the Occupational Safety and Health Administration), workers' compensation, payment of minimum wages and overtime rates, immigration, or otherwise relating to the conduct of employers with respect to employees or prospective employees, except where the failure to so comply will not have a Material Adverse Effect. There have been no claims made or threatened thereunder against the Company arising out of, relating to or alleging any violation of any of the foregoing, except for claims which are no longer pending or which are set forth on Schedule 3.18(e). The Company has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA. The Company has obtained and maintained the employee records and I-9 forms in proper order as required by law. To the best of Seller's and the Company's knowledge, the Company is not currently employing any workers unauthorized to work in the United States.

3.19 Employee Benefit Plans. (a) For purposes of this Agreement, "Benefit Plan" means and includes (i) any "employee benefit plan", within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), without regard to any exemption or exclusion therefrom under Department of Labor regulations, and (ii) any deferred compensation agreement, defined benefit and defined contribution plan, stock ownership plan, consulting or employment agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, supplemental retirement plan or arrangement, agreement with respect to temporary employees, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), retiree medical or life insurance plan, employee stock option or stock purchase plan, severance pay, termination or salary continuation plan, arrangement or practice, and (iii) each other employee benefit plan, program or arrangement, which at any time has been maintained or contributed to by the Company for the benefit of or relating to any of the Employees or Former Employees and which is or remains legally binding on the Company or in respect of which the Company has any liability or obligation, whether imposed by a government program or run by any Governmental administration or agency, or whether written or oral.

         (b) Schedule 3.19(b) sets forth a complete and correct list of each Benefit Plan.

         (c) The Company will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement or similar agreement solely as a result of the consummation of the transactions contemplated by this Agreement (including liability occurring as a result of the passage of time or events outside the control of the Company). Except as set forth in Schedule 3.19(c), the Company is not sponsoring or contributing to, and since January 1, 1991 has not sponsored or contributed to, any Benefit Plan which is an "employee pension benefit plan," as defined in section 3(2) of ERISA, or which is subject to Title IV of ERISA or to section 412 of the Code. No Benefit Plan is a "voluntary employees beneficiary association" (within the meaning of section 501(c)(9) of the Code) and there are no other "welfare benefit funds" relating to Employees or Former Employees within the meaning of section 419 of the Code. No event or condition exists with respect to any Benefit Plan that could subject the Company to any tax under section 4980B of the Code or, for plan years beginning before January 1, 1989, section 162(k) of the Code. With respect to each Benefit Plan, prior to the date hereof, Seller has delivered to Buyer complete and correct copies of the following documents, where applicable: (i) the annual reports (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinions required by section 103(a)(3) of ERISA for the three (3) most recent plan years, (ii) the most recent determination letter issued by the IRS,
(iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to Employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, (v) the actuarial reports, if any, relating to any Benefit Plan for the three (3) most recent plan years, (vi) the most recent actuarial valuation, study or estimate of any retiree medical plan or supplemental retirement benefit plan; and (vii) the most recent statement of plan assets for each Benefit Plan that is intended to meet the requirements of section 401(a) of the Code.

         (d) Since January 1, 1990 neither the Company nor any corporation or other trade or business under common control with the Company (as determined pursuant to section 414(b), (c), (m) or (o) of the Code) (a "Common Control Entity") has maintained or contributed to or in any way directly or indirectly has any liability whether contingent or otherwise) with respect to any "multi-employer plan", within the meaning of section 3(37) or 4001(a)(3) of ERISA, or, except as set forth in Schedule 3.19(d), any other plan which is subject to Title IV of ERISA. No proceedings by the Pension Benefit Guaranty Corporation (the "PBGC") to terminate any Benefit Plan have been instituted or threatened; no event has occurred or condition exists which constitutes grounds for the PBGC to so terminate any Benefit Plan; neither the Company nor any Common Control Entity is a party to or has any liability under any agreement imposing secondary liability on it as a seller of the assets of a business in accordance with section 4204 of ERISA or under any other provision of Title IV of ERISA; no contingent or other liability with respect to which the Company has, had or could have any liability under section 4063 or 4069 or other provision of Title IV of ERISA to the PBGC or to any Benefit Plan; and no assets of the Company are subject to a lien under sections 4064 or 4068 of ERISA. All contributions required to be made to or with respect to each Benefit Plan with respect to the service of Employees, Former Employees or other individuals with the Company prior to the date hereof have been made or have been accrued for in the Latest Balance Sheet or in the books and records of the Company for periods after the date of the Latest Balance Sheet, as applicable.

         (e) Except as set forth on Schedule 3.19(e), none of the Benefit Plans has been subject to a "reportable event," within the meaning of section 4043 of ERISA (whether or not waived); to the best of Seller's and the Company's knowledge, there have been no "prohibited transactions", within the meaning of section 406 of ERISA or section 4975 of the Code; to the best of Seller's and the Company's knowledge, each Benefit Plan has, in all material respects been administered to date in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained; all reports and information required to be filed with the Department of Labor, the IRS, the PBGC or plan participants or beneficiaries with respect to any Benefit Plan have been timely filed; there is no dispute, arbitration, claim, suit, or grievance, pending or, to the best knowledge of the Company and the Seller, threatened, involving a Benefit Plan (other than routine claims for benefits), and, to the best knowledge of the Company and the Seller, there is no basis for such a claim; none of the Benefit Plans nor, to the best of Seller's and the Company's knowledge, any fiduciary thereof (in such person's capacity as such) has been the direct or indirect subject of an order or, to the knowledge of the Company and the Seller, an investigation by a governmental or quasi-governmental agency, there are no matters pending as to which the Company has received notice before the IRS, the Department of Labor, the PBGC or any other domestic or foreign governmental agency with respect to a Benefit Plan; there have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit Plan, and there has not been and there will not be any "excess parachute payment" (as that term is defined in section 280G of the Code) to any of the Employees prior to the Closing or as the result of the transactions contemplated by this Agreement. To the best of Seller's and the Company's knowledge, no event or set of conditions exists which would subject the Company to any Tax under sections 4972, 4974-76, 4979, 4980, 4980B, 4999 or 5000 of the Code.

3.20 Environmental Matters. (a) There are no actions, investigations, inquiries (written or oral) or other proceedings, rulings, orders or citations pending, or to the best knowledge of Seller and the Company, threatened by government officials with respect to the Company as the result of any actual or alleged failure of the Company to comply with any requirement of any Environmental Laws (as that term is defined in subsection (l) below). Schedule
3.20 contains a complete list of all solid waste dumps and hazardous waste disposal, treatment and storage facilities which are presently or formerly were used by the Company for disposal of hazardous waste as that term is used in the RCRA (a hereinafter defined) during the past seven years. Prior to the date hereof, the Company has delivered to Buyer true and correct copies of all hazardous waste manifests issued by it at any time since January 1, 1994.

         Except as disclosed on Schedule 3.20:

         (b) To the best of Seller's and the Company's knowledge, the Company has received all permits and approvals, has kept all records, and has made all filings required by applicable Federal, state, or local laws with respect to emissions of Hazardous Substances into the environment (including solids, liquids, and gases) at the Real Property and the proper disposal of such materials (including solid waste materials).

         (c) To the best of Seller's and the Company's knowledge, the Company and all operations thereof are currently in compliance in all material respects with all applicable Environmental Laws.

         (d) To the best of Seller's and the Company's knowledge, neither the Company nor its operations nor its property is the subject of any Federal, state, or local investigation or inquiry evaluating whether any remedial action is needed to respond to a release of any Hazardous Substances into the environment, and there is no basis for any such investigation or inquiry.

         (e) Since January 1, 1994, the Company has not filed, nor has it been required to file, any notice under Federal, state or local laws indicating past or present treatment, storage, or disposal of hazardous waste as defined under 40 C.F.R Parts 260-270 or any state equivalent or reporting a spill or release of a contaminant at, on or under or about the Real Property.

         (f) Prior to the date hereof, Seller has furnished Buyer with a summary description of the Company's activities with respect to the generation, transportation, treatment, storage or disposal of Hazardous Substances, as defined in subsection 3.20(l), and

Seller and the Company have made available to Buyer all reports, inventories and plans in the possession of Seller or the Company relating to same.

         (g) To the best of Seller's and the Company's knowledge, since the effective date of any Environmental Law (if applicable), the Company has not disposed of or released any Hazardous substance in or on the ground or into the groundwaters of its Real Property, except the disposal of or release of Hazardous Substances which (i) are permitted by law, (ii) have been remediated in accordance with applicable law (provided that any remediation effected pursuant to any judicial or administrative order or consent decree or as a result of any governmental investigation, inquiry request, order or decree since January 1, 1980 is summarily described in Schedule 3.20(g), hereto), or (iii) would not have a Material Adverse Effect.

         (h) No underground storage tanks or surface impoundments used for the storage of Hazardous Substances are located at, on, or under the Real Property.

         (i) No lien in favor of any governmental authority for (i) any liability under any Environmental Laws or (ii) damages arising from or costs incurred by such governmental authority in response to a release of a contaminant into the environment has been filed or attached to the real property of the Company.

         (j) Since January 1, 1994, the Company and its Real Properties have been found to be in substantial compliance with applicable Environmental Laws following all inspections conducted by applicable regulatory bodies in connection with the matters described in this Section.

         (k) To the best of Seller's and the Company's knowledge, except as disclosed in Schedule 3.20(k), none of the Real Property is located in an area identified by an agency or department of Federal, state or local governments, or identified by the Company or the Seller, as having special flood or mudslide hazards or wetlands.

         (l) For purposes of this Agreement, the term "Environmental Laws" shall mean all applicable Federal, state and local laws, regulations or ordinances relative to air quality, water quality, solid waste management, hazardous or toxic substances or the protection of health, safety or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901 et seq.)

("RCRA"), the Clean Air Act, as amended (42 U.S.C. 2601 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. 136 et seq.), and the Clean Water Act of 1977, as amended (33 U.S.C. 1251 et seq.), as these laws may have been amended or supplemented through the Closing Date, and any analogous state or local statutes and the regulations promulgated pursuant thereto. For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, waste or other material whose presence, nature, quantity and/or concentration, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect, either by itself or in combination with other material located on any of the Real Properties, is either (i) regulated or monitored by any governmental authority, or (ii) defined or listed in, or otherwise classified pursuant to, any statute, law, ordinance, rule or regulation (or any proposed statute, law, ordinance, rule or regulation) as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes" or "toxic substances". Hazardous Substances shall include, but not be limited to: (i)(A) any "hazardous substance" as defined in the "Comprehensive Environmental Response, Compensation and Liability Act, (B) any "regulated substance" as defined in the Solid Waste Disposal Act or (C) any substance subject to regulation pursuant to the Toxic Substances Control Act, as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under such laws, (ii) petroleum and refined petroleum products, (iii) asbestos and asbestos-containing products, (iv) flammable explosives, (v) radioactive materials, (vi) radon and
(vii) any other substance that is regulated or classified as hazardous or toxic under any Federal, state or local law, statute, ordinance, rule or regulation.

3.21 Products. Prior to the date hereof, the Company has delivered to Buyer copies of all standard and other warranties which are currently extended or which have previously been extended by the Company with respect to products sold by the Company and for which the Company may have continuing liability or obligations as of the date hereof. Except as disclosed on Schedule 3.21, there are no pending claims, and Seller and the Company know of no basis for any claims, based on defective products, violation of product warranties, violation of product packaging or labeling requirements or similar claims with respect to any products manufactured or sold by the Company or delivered to customers on or prior to the date hereof, nor have the Company or Seller received any notices from any person threatening any such claim, except for product returns in the ordinary course of business which in the aggregate do not have a Material Adverse affect. All product warranties extended by the Company are in compliance with applicable law.

3.22 Tax Matters. (a) For purposes of this Agreement the terms "Tax" and "Taxes" shall mean and include any and all Federal, state, local, foreign or other taxes, assessments, Social Security obligations, deficiencies, fees, export or import duties, or other governmental charges, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, sales, use, license, and franchise taxes and any installment payment for taxes and contributions or other amounts determined to be payable in the nature of a Tax with respect to compensation paid to directors, officers, employees or independent contractors, from time to time imposed by or required to be paid by the Company to any governmental authority including penalties and additions to tax thereon, penalties for failure to file a return or report, and interest on any of the foregoing) and any amount payable by the Company pursuant to any tax-sharing agreement or similar agreement with respect to any of the foregoing.

         (b) All returns and reports relating to Taxes or otherwise required under applicable tax laws which were required to be filed by or with respect to the Company on or before the date hereof (after giving effect to applicable extensions) have been duly and timely filed and all such returns and reports are complete and correct in all material respects. All Taxes imposed on or with respect to the Company which have become due and payable on or before the date hereof (including, but not limited to, estimated payments of Federal income taxes) have been paid in a timely manner by the Company and there is no liability (and no basis for any liability) for Taxes with respect to the Company which has not (been in the case of Taxes which have become due and payable) paid or (in the case of Taxes which are not yet due and payable) accrued on the books of the Company. Except as set forth on Schedule 3.22(b) hereto, there are no actions or proceedings which are currently pending or, to the best of Seller's and the Company's knowledge, threatened against the Company by any governmental authority for the assessment or collection of Taxes; no claim for the assessment or collection of Taxes has been asserted or, to the best of Seller's and the Company's knowledge, threatened against the Company; and there are no matters under discussion by the Company or Seller with any governmental authority regarding claims for the assessment or collection of Taxes against the Company. There are no agreements, waivers or applications by the Company for an extension of time for the assessment or payment of any Taxes. There are no Tax liens on any of the assets of the Company (other than any lien for current Taxes not yet due and payable). True and complete copies of all Tax returns, reports and other Tax filings of the Company which have been filed for any periods since January 31, 1989 will be provided to Buyer upon request.

         (c) All Federal, state and local income tax returns of the Company with respect to the taxable period through the year ended January, 1987 have been examined and closed.

         (d) Except as set forth in Schedule 3.22(d), within the past ten years, the Company has not been a member of any affiliated group of corporations (as defined in section 1504(a) of the Code) which has filed consolidated Tax returns. For purposes of this Section 3.22(d), the term "Company" shall be deemed to include the Company, any subsidiaries of the Company or any predecessors of the Company or any of its subsidiaries.

         (e) The Company has not made, is not obligated to make, and is not a party to any agreement that under any circumstances could obligate it to make payments the deductibility of which would be prohibited under section 280G of the Code.

         (f) Except as set forth in Schedule 3.22(f), the Company has not taken any action which would have the effect of deferring its tax liability from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date, except for ordinary tax planning of the Company consistent with its historical practices in the ordinary course of business.

         (g) The Company has at no time during the five (5) years preceding the date of this Agreement been a "United States real property holding corporation," within the meaning of section 897(c)(2) of the Code, and the Shares do not constitute "United States real property interests," within the meaning of section 897(c)(1) of the Code.

         (h) The Company has not, with regard to any assets or property held, acquired or to be acquired by the Company, filed a consent to the application of section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

         (i) The Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or other similar agreement.

3.23 Insurance. Schedule 3.23 hereto sets forth a complete and correct list and brief summary description of all insurance policies carried by, or covering, the Company with respect to its business. Complete and correct copies of each such policy will be made available to Buyer upon request. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due thereon have been paid in a timely manner. Except as set forth on Schedule 3.23, there are no pending claims or to the best knowledge of Seller and the Company, threatened claims, under any of the Company's insurance policies.

3.24 Minute Books; Stock Record Books. True and correct copies of the Company's minute books and stock record book have been provided to Buyer prior to the date hereof.

The minute books of the Company contain true and complete originals or copies of all minutes of meetings of and actions by the stockholders, Board of Directors and all committees of the Board of Directors of the Company, and accurately reflect in all material respects all corporate actions of the Company which are required by law to be passed upon by the Board of Directors or shareholders of the Company. The stock record book accurately reflects all transactions in shares of the Company's stock.

3.25 Brokers' or Finders' Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties in connection with any of the transactions contemplated by this agreement.

3.26 Material Customers and Suppliers. (a) Schedule 3.26(a) sets forth a complete and correct list of the ten (10) largest customers of the Company in terms of amounts invoiced to such customers during the fiscal year of the company ended January 27, 1996), and a similar list for the nine month period ending October 26, 1996 (each, a "Material Customer") showing the total amount invoiced to each such customer for the period in question. Except as set forth and described in Schedule 3.26(a), no Material Customer has given the Company any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any respect in the future, or otherwise reflecting an adverse change in, the business relationship between such customer and the Company; and there has not been any adverse change in the business relationship of the Company with any such customer since the date of the 1996 Financial Statements. No customer other than a Material Customer accounted for more than five percent (5%) of the Company's gross sales during the past three fiscal years.

         (b) Schedule 3.26(b) sets forth a complete and correct list of the ten largest suppliers of the Company in terms of amounts purchased from such suppliers during the fiscal year of the Company ended January 27, 1996), and a similar list for the nine month period ending October 26, 1996 (each, a "Material Supplier") showing the total amount purchased from each such Material Supplier for the period in question. Schedule 3.26(b) also correctly identifies all current outstanding purchase orders of the Company for goods or services with an aggregate value of $100,000 or more. Except as set forth in Schedule 3.26(b), no supplier identified in Schedule 3.26(b) has given the Company any notice terminating, suspending or reducing in any respect, or specifying an intention to terminate, suspend or reduce in any respect in the future, or otherwise reflecting an adverse change in, the business relationship between such supplier and the Company and there has not been any adverse change in the business relationship of the Company with any such supplier since the date of the 1996 Financial Statements.

3.27 Bank Accounts; Powers of Attorney. Schedule 3.27 sets forth a complete and correct list showing: (i) all banks in which the Company maintains a bank account or safe deposit box (collectively, "Bank Accounts"), together with, as to each such Bank account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (ii) the names of all persons holding powers of attorney from the Company. True and correct copies thereof have been delivered to Buyer prior to the date hereof.

3.28 Books and Records. Except as set forth on Schedule 3.28, all of the records, data, information, databases, systems and controls maintained, operated or used by the Company or in connection with the conduct or administration of its business (including all means of access thereto and therefrom) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

3.29     Sales Representatives and Other Sales Agents/Sales  Offices. Schedule
3.29 hereto sets forth a complete and correct list of the names and addresses of each sales representative or other sales agent currently engaged by the Company who is not an Employee, and a summary description of the territory assigned to each such person (noting whether such territory is exclusive or non-exclusive).
Schedule 3.29 also sets forth a list of all agreements between the Company and any such person, complete and correct copies of which agreements will be delivered to Buyer.

3.30 Transaction Expenses. The Company has not incurred or paid, and will not prior to the Closing Date incur or pay, expenses relating to or arising out of the sale of the Shares or the transactions contemplated by this Agreement, including, without limitation, fees and expenses of counsel, accountants, and investment bankers.

3.31 Schedules. Disclosures made in any Schedule apply to all of the representations and warranties made in this Article III and shall not be limited to any particular paragraphs in relation to which they may appear. No schedule, certificate or certified information delivered or to be delivered by the Company or Seller pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading.

3.32 Reliance. The representations and warranties of the Company and the Seller made in Article III of this Agreement are made by the Company and the Seller with the knowledge and expectation that Buyer is relying thereon in entering into, and performing its respective obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore or hereafter conducted by or on behalf of Buyer, whether in contemplation of this Agreement or otherwise.


                            ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

4.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure so to qualify would have a material adverse effect on Buyer. Buyer has full corporate power and authority to own, lease and operate the properties and assets which it currently owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

4.2 Corporate Authority; Absence of Conflicts. (a) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Buyer, and no other corporate actions on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a valid and legally binding agreement of Buyer, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) The execution and delivery of this Agreement by Buyer, consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not conflict with or violate any provision of the Certificate of Incorporation or any By-Law of Buyer; nor do such actions constitute a default of or require the consent or approval under any agreement or instrument to which Buyer is a party or by which Buyer's assets are bound, or require Buyer to obtain the approval or consent of any foreign, Federal, state, county, local or other governmental or regulatory body, other than such filings as are required under the HSR Act and except for the consent of Buyer's lender(s), nor will such actions violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, presently applicable to Buyer.

4.3      No Investigation.   There exists no legal proceeding or investigation
by any governmental or regulatory authority, or any request for information or action by any third party, known to Buyer which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby.

4.4 Securities Act of 1933. Buyer is acquiring the Shares solely for its own account and for the purpose of investment only and not with a view to any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Act or pursuant to an applicable exemption therefrom and pursuant to applicable state securities laws and regulations.

4.5      Reliance.  The representations and warranties of Buyer  made in this
Article IV are made by Buyer with the knowledge and expectation that the Company and Seller are relying thereon in entering into, and performing their obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore or hereafter conducted by or on behalf of the Company or Seller, whether in contemplation of this Agreement or otherwise.

4.6 Brokers' or Finders' Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties in connection with any of the transactions contemplated by this Agreement.

4.7 Financing. Buyer has delivered to Seller prior to the date hereof written commitment letters in respect of financing sufficient to pay at Closing the amounts required to be paid under Sections 1.2 and 1.3 hereof and to cause the issuance of one or more letters of credit equal to the outstanding balance of the Company IRBs.

                             ARTICLE V
         AGREEMENTS OF THE PARTIES RELATED TO TRANSACTIONS

5.1 Full Access. The Company shall afford to Buyer, its counsel, accountants and other representatives reasonable access, during normal business hours to, and the Company shall disclose and make reasonably available to them (with the right to make copies), all of the books and records of the Company relating to the ownership of the properties, operations, financial condition, assets, obligations and liabilities of the Company, and the Company shall afford Buyer, its counsel, accountants and other representatives with reasonable access to the facilities and properties of the Company and to the officers and directors of the Company.

5.2 Preservation of Business. From the date hereof through the Closing Date, the Company shall and the Seller shall cause the Company to conduct its business consistent with past business practices, and use their best efforts to preserve the Company's business organizations intact, keep available the services of its present relationships with key employees, consultants and agents, maintain its present material suppliers, customers, and others having material business relationships with it and preserve their goodwill.

5.3      Negative  Covenants  of  Seller.   The  Company  and  Seller covenant
and agree that from and after the date hereof through the Closing Date, the Company shall not, except with the prior written consent of Buyer, or except as directly related to the completion of the transactions contemplated by this
Agreement:

         (a) Issue or sell any of its shares of capital stock or other securities, or propose or effect a split or reclassification of its outstanding capital stock or a recapitalization;

         (b) Mortgage, pledge or otherwise encumber any properties or assets, or dispose of, or make any agreement with respect to the mortgage, pledge, sale, transfer or disposition of, any properties or assets except in the ordinary course of business consistent with past practice;

         (c) Make any capital commitment or expenditure of more than $250,000, in the aggregate, or incur or become liable for any other obligation or liability except obligations or liabilities in the ordinary course of business consistent with past practice;

         (d) Declare or pay any dividends, whether in cash, securities or other property or distribute any assets to Seller or purchase, redeem or acquire any shares of capital stock;

         (e) Adjust in any way, either directly or indirectly, the compensation or benefits paid or payable to (i) any officer, director, or executive, or (ii) any other Employee of the Company if outside the ordinary course of business consistent with past practice;

         (f) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability

(absolute or contingent) except (i) borrowings from Seller for working capital purposes in the ordinary course of business consistent with past practices and
(ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices;

         (g) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Latest Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance sheet;

         (h) Prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred except in the ordinary course of business;

         (i) Pay, loan or advance any amount to, or sell transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate, associate or near relative of any of its officers or directors;

         (j) Except in the ordinary course of business consistent with past practice, write down (or write up) the value of any inventory or write off as uncollectible any notes or accounts receivable;

         (k) Cancel any debts or waive any claims or rights of substantial value, other than in the ordinary course of business consistent with past practice or cancel or terminate any Material Contract or other material agreement;

         (l) Dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright or other intangible asset, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

         (m) Change any of the banking or safe deposit arrangements described in Schedule 3.27 hereto, except in the ordinary course of business;

         (n) Grant or extend any power of attorney or act, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of
the obligation  of   any   person, corporation, partnership, joint venture,
association, organization or other entity;

         (o) make any change in financial or tax accounting methods, principles or practices or make or cause to be made any change in any elections on Tax returns of the Company, unless required by generally accepted accounting principles or applicable law;

         (p) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practices (provided that refraining from pursuing collection of delinquent accounts shall not be deemed to be extending credit);

         (q) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

         (r) adopt or amend in any material respect any collective bargaining agreement or Employee Benefit Plan other than as required by law;

         (s) grant to any executive officer any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into to any employment agreement with any executive officer, except as may be required under employment or termination agreements in effect on the date of this Agreement; or

         (t) agree, whether in writing or otherwise, to do any of the foregoing.

5.4 Third Party Consents. Seller and the Company shall use their best efforts to obtain at the earliest practicable date all consents of third parties necessary to the consummation of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect, and will provide to Buyer copies of each such consent promptly after it is obtained.

5.5 Schedules Update. From time to time after the date hereof, but in any event not later than the Closing Date, the Company will promptly supplement or amend the Schedules hereto with respect to any matter which, if it existed or occurred on or prior to the date hereof, would have been required to be set forth or described in any such Schedule or which is necessary to correct any information set forth in any such Schedule which has been rendered inaccurate thereby; provided, however, that no supplement or amendment to any such Schedule shall have any effect for the purpose of determining whether any breach of this Agreement existed prior to such supplement or amendment or whether the condition set forth in Section 7.1 of this Agreement has been satisfied.

5.6 Tax Matters. (a) Seller shall prepare and file or cause to be prepared and filed on or before the relevant due dates therefor (after giving effect to all applicable extensions) all Federal, state, local and foreign Tax returns and reports of the Company attributable to any taxable period ending on or prior to the Closing Date, accompanied by the full and complete payment of all Taxes due with respect to such periods. Any Tax refunds received by the Company attributable to periods prior to the Closing shall belong to Seller and shall be promptly remitted to Seller upon receipt, reduced by any increase in Taxes in a period ending after the Closing Date which is directly attributable to Seller's claim for a refund.

         (b) Buyer shall prepare and file or cause to be prepared and filed on or before the relevant due dates therefor (after giving effect to all applicable extensions) all Federal, state, local and foreign Tax returns and reports of the Company attributable to any taxable periods ending after the Closing Date, accompanied by the full and complete payment of all Taxes due with respect to such periods.

         (c) During the period between the Closing Date and the Tax Claim Termination Date (as hereinafter defined), Seller shall provide reasonable access during normal business hours to the books and records of Seller, including work papers, to the extent such access is reasonably requested in writing in advance by the Buyer for purposes of responding to any inquiry, audit or proceeding involving the Tax Returns of the Company for the periods ending prior to the Closing Date. After the Closing, Seller shall make available to Buyer all work papers, records of estimated tax payments and Tax Returns as have been used or filed for the fiscal year of the Company commencing prior to the Closing.

         (d) Buyer shall not, and after the Closing shall not permit the Company to, amend any Tax return, report or filing with respect to Tax periods prior to the Closing without Seller's prior written consent or as required by applicable law. To the extent permitted by applicable law, at Seller's request and expense, Buyer shall, and shall cause the Company to (or in the case of Seller's consolidated Tax Return, Seller shall), file an amendment to a Tax Return, report or filing made with respect to Tax periods
prior  to  the  Closing,  provided  that  Seller  shall  pay   any additional
Taxes resulting from such amended filing, and provided further that Seller shall be entitled to receive any refund resulting from such amended filing, reduced by any increase in Taxes paid by the Company which is directly attributable to Seller's claim for a refund. Following the Closing, Buyer shall not, and shall not permit the Company to, make any elections or changes in accounting methods if such elections or changes will materially adversely affect the Tax liabilities of the Company or the Seller for a Tax period ending on or prior to the Closing Date, except as required by law after written notice to Seller.

         (e) The parties agree not to make any election or deemed election under Section 338(g) or 338(h)(10) of the Code or any similar provision under state law with respect to the transactions contemplated by this Agreement.

5.7 Transfer Taxes. Buyer shall be responsible for, and shall pay or reimburse promptly when and if due, all applicable sales, transfer, excise, use, documentary stamps or any other similar Taxes which may be imposed on or made payable in any jurisdiction, or by any authority, in connection with or arising from the consummation of the transactions contemplated by this Agreement. Buyer shall prepare and file all appropriate sales, transfer, excise, use, documentary stamps and other tax returns and other documents due in connection with the transactions contemplated hereunder. For purpose of paying any New York real property transfer tax resulting from the transactions contemplated hereby, the parties agree that the amount of the Purchase Price allocable to the Company's Real Property shall be the book value thereof at the Closing Date.

5.8 Best Efforts and Certain Filings. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and to maintain the accuracy of their representations and warranties hereunder. Each of Seller and the Company will not take, agree to take or knowingly permit to be taken any action to do or knowingly permit to be done anything in the conduct of the business of the Company, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement. Buyer and Seller agree to make their respective filings under the HSR Act on or prior to January 9, 1997.

5.9 Industrial Revenue Bonds. Seller agrees to cooperate with Buyer in Buyer's efforts to ensure that the 1985 City of Pine Bluff Industrial Revenue Bonds and the 1996 City of El Paso Industrial Revenue Bonds issued on behalf of the Company (collectively, the "Company IRBs") will remain in force and effect following the Closing, upon the terms and conditions as presently are in effect but without any liability of Seller subsequent to the Closing. The parties shall use their best efforts to secure Seller's release from any liability under the Company IRBs after the Closing.

5.10     Insurance.   All  insurance (other than group health and workers'
compensation programs) covering the property, and employees of the Company is provided through Seller, and the Company is charged by Seller for its insurance
cost.   All such insurance coverage provided through policies maintained by
Seller shall terminate at the Closing, and any return premiums received upon termination shall be retained by or paid over to Seller upon receipt. Buyer shall be responsible, at the cost of Buyer or the Company, for procuring replacement insurance coverage following the Closing.

5.11 Workers' Compensation. Workers' compensation and disability benefits for Employees of the Company are provided through a self-insured plan sponsored by the Seller and administered by a third-party administrator. Coverage for workers' compensation benefits for Employees of the Company under Seller's self-insured plan shall be terminated as of the Closing. On or prior to the Closing, Buyer shall make all necessary arrangements (including, but without limitation, posting one or more surety bonds and/or letters of credit in amounts required by applicable regulations) to implement its own self-insured workers' compensation program for Employees of the Company or to procure an insurance policy providing workers' compensation benefits for Employees of the
Company.   From and after the Closing, neither Seller nor Seller's self-insured workers' compensation program shall have any further obligations with respect to workers' compensation or disability benefits or claims by Employees or Former Employees of the Company, including, without limitation, claims or benefits arising out of injuries or occurrences prior to or after the Closing.

5.12 Use of Seller's Name. Within 30 days after the Closing, Buyer shall cause the Company to discontinue use of and destroy any signs, letterhead, promotional materials, business forms and other documents bearing the name or logo of Seller or which in any way indicate a continuing affiliation between the Company and Seller.

5.13 Third-Party Offers. Seller and the Company shall not, nor shall Seller or the Company authorize or permit any subsidiary or any of its or a subsidiary's respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives to, (i) solicit or initiate any Competitive Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, a Competitive Proposal. For purposes of this Agreement, "Competitive Proposal" means a proposal from any person to acquire all or a substantial part of the assets of the Company or more than 50% of the equity securities of the Company or any merger, consolidation or business combination involving the Company, other than the transactions contemplated by this Agreement.

5.14 Ketchum Letter Agreement. At the Closing, the parties shall execute and deliver the Letter Agreement attached hereto as Exhibit E.


                            ARTICLE VI
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         The obligations of Seller hereunder are subject to the fulfillment of the following conditions, any one of which may be waived in writing by Seller:

6.1 Representations and Covenants. All representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements contained herein and required to be performed or complied in all material respects with by it on or prior to the Closing Date.

6.2 Closing Certificate. Buyer shall have delivered to Seller a certificate signed by its President or a Vice President, dated as of the Closing Date, to the effect set forth in Section 6.1.

6.3 Legal Opinion. Seller shall have received the opinion of Weil, Gotshal & Manges LLP, counsel for Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A.

6.4 Injunction. No order or decree prohibiting or restraining the consummation of this Agreement shall have been issued by any court or governmental or regulatory body.

6.5 Lender's Consent. Seller shall have received the consent of its senior lenders to the consummation of the transactions contemplated hereby.

6.6 HSR Act. The waiting period under the HSR Act shall have expired or been earlier terminated without objection of the U.S. Department of Justice.

6.7      Company  IRBs.   If the parties shall have  been  unable  to secure
Seller's release from liability pursuant to Section 5.9, Buyer shall (or shall have caused the Company to) have furnished one or more letters of credit or otherwise have provided indemnification reasonably satisfactory to Seller to protect Seller against any liability after the Closing Date in connection with the Company IRBs.


                            ARTICLE VII
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment on or before the Closing Date of each of the following conditions, any one of which may be waived in writing by Buyer:

7.1      Representations  and  Covenants.   All  representations  and warranties
of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

7.2 Closing Certificate. Seller shall have delivered to Buyer a certificate signed by it or on its behalf dated as of the Closing Date, to the effect set forth in Section 7.1.

7.3      Legal  Opinion.   Buyer shall have  received  the  favorable opinion of
Catherine H. Suttmeier, General Counsel for the Company and Seller dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

7.4 Injunction. No order, decree, statute, rule or regulation prohibiting or restraining the consummation of this Agreement shall have been issued by any court or governmental or regulatory body.

7.5 Material Adverse Change. The Company shall not have suffered any material adverse change in its business or financial condition since November 23, 1996, including, without limitation (i) any loss or notice of loss of any Material Customer (other than to Buyer or one of its affiliates) or Material Supplier as those terms are herein defined, or (ii) any loss on account of fire, flood, accident, strike or other calamity which has or reasonably may have a Material Adverse Effect.

7.6      Directors  Resignations.   Buyer  shall  have  received  the written
resignation of each of the directors of the Company effective as of the Closing Date.

7.7 FIRPTA Affidavit. Buyer shall have received an affidavit from the Seller in the form of Exhibit C attached hereto that the Company is not, and has not been at any time during the five (5) year period preceding the date of this Agreement been, a United States real property holding corporation under the Foreign Investment in Real Property Tax Act of 1980.

7.8 Bank Accounts/Powers of Attorney. Any changes of signatories to Company bank accounts or cancellation of powers of attorney requested by Buyer shall have been made effective as of the Closing.

7.9 HSR Act. The waiting period under the HSR Act shall have expired or been earlier terminated without objection of the U.S. Department of Justice.

7.10 Selected Material Contracts and Permits, Etc. The completion of the transactions contemplated at Article I of this Agreement shall not impair the ability of the Company to enforce or continue to receive the benefits provided to it under (i) any contract, agreement or arrangement described at paragraph
(i), (ii), (iv) or (viii) of subsection 3.14(a) ("Selected Material Contracts"), or (ii) any material permits, licenses, exemptions, consents, authorizations and approvals ("Material Permits"), upon the consummation of the transactions contemplated by this Agreement, and all consents necessary to preserve the Company's continuing ability to enforce or receive the benefits pursuant to each Selected Material Contract and Material Permit shall have been obtained by the Company or Seller.

7.11 Seller Indebtedness. Seller shall have caused the Company to be released from any liability (as a guarantor, co-maker or otherwise) with respect to the indebtedness of Seller.


                           ARTICLE VIII
    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1      Survival   of   Representations  and Warranties.  All representations,
warranties, obligations, covenants and agreements of the parties contained herein, or in any Schedule or Exhibit hereto, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing and, except in respect of any claims for indemnification as to which notice shall have been duly given prior to the relevant expiration date set forth below
(or in the case of the representations set forth in Section 3.3, or claims for indemnification arising therefrom, which shall have an indefinite duration), shall expire on the following dates:

         (a) in the case of Buyer Indemnity Claims as defined in Section 8.2 below based in whole or in part on a breach of the representations and warranties set forth in Section 3.19 or 3.22 ("Tax/ERISA Claims"), the day (the "Tax Claim Termination Date") which is the forty-fifth (45th) day following the third (3rd) anniversary of the earliest date on which all of the Company's Tax returns for its fiscal year ending on the Closing Date have been duly filed; provided, however, that if any governmental entity shall commence an audit of the Company on or before the Tax Claim Termination Date with respect to any taxable periods of the Company ending on or before the Closing Date, Buyer shall have the right to assert a Buyer Indemnity Claim hereunder at any time on or before the Tax Claim Termination Date for the estimated amount of all Tax Liabilities and Costs (as those terms are hereinafter defined) which could potentially be assessed or otherwise be asserted by such governmental entity in connection with such audit and, provided further, that in the case of Tax Liabilities described in Section 8.5(c)(ii), the Tax Claim Expiration Date shall be the forty-fifth day following the expiration of the applicable statute of limitations (including extensions) for the assessment of Taxes for the respective consolidated, combined, affiliated Tax Returns;

         (b) in the case of all other Buyer Indemnity Claims, the later of May 31, 1998 or the end of the sixteenth calendar month after the Closing Date; and

         (c) in the case of any Seller Indemnity Claim, the later of May 31, 1998 or the end of the sixteenth calendar month after the Closing Date.

8.2 Seller's Agreement to Indemnify. Seller shall defend, indemnify and hold harmless Buyer and the Company from and against any Buyer Indemnity Claims arising under this Agreement. For purposes of this Agreement, the term "Buyer Indemnity Claim" shall mean (i) any Tax Liability or Cost (as defined in Section 8.5), or (ii) any loss, damage, deficiency, claim, liability, obligation, suit, action, proceeding, demand, assessment, judgment, fee, cost or expense of any nature whatsoever (including, without limitation, all interest and penalties in connection with the foregoing and all out-of-pocket costs and expenses incident to the investigation, settlement or disposal of any of the foregoing, including, without limitation, reasonable fees and disbursements of accountants and counsel) arising out of, based upon or resulting from (A) any breach of any representation and warranty of the Company or Seller which is contained in this Agreement or the certificate delivered under Section 7.2 of this Agreement, (B) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company or the Seller which are contained in or made pursuant to this Agreement, and (C) the termination of the CAC Stock Purchase Agreement; provided, however, that Buyer shall be entitled to indemnification for Buyer Indemnity Claims under subsection (ii)(A) (other than under Sections 3.3., 3.25 and 3.30) of this
Section 8.2 only to the extent that the aggregate amount of all Buyer Indemnity Claims which have been Definitively Resolved (as that term is hereinafter defined) in favor of Buyer under the terms of this Agreement shall
exceed  $1,000,000  and only to the extent of  such  excess.   Any payments
made by Seller hereunder with respect to a Buyer Indemnity Claim shall be deemed to be a reduction of the Purchase Price.

8.3 Buyer's Agreement to Indemnify. Buyer hereby agrees to indemnify and hold the Seller harmless from, and to reimburse the Seller for any Seller Indemnity Claims (as that term is hereinafter defined) arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Seller Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, proceeding, demand, assessment, judgment, fee, cost or expense of any nature whatsoever (including, without limitation, all interest and penalties in connection with the foregoing and all out-of-pocket costs and expenses incident to the investigation, settlement or other disposal of any of the foregoing, including, without limitation, reasonable fees and disbursements of accountants and counsel) arising out of, based upon or resulting from (i) any breach of any representation and warranty of Buyer which is contained in this Agreement or any certificate or other instrument or document delivered pursuant hereto, or (ii) any breach or nonfulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Buyer contained in or made pursuant to the terms and conditions of this Agreement.

8.4 Notification of Claims and Definitive Resolutions. (a) Subject to the provisions of Section 8.5 below, upon the occurrence of an event which constitutes or is claimed to constitute a Buyer Indemnity Claim or a Seller Indemnity Claim, as applicable, such party shall provide the indemnifying party or parties with prompt written notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party but in no event later than the time period set forth in
Section 8.1. (For all purposes of this Section 8.4, in the case of Seller "indemnified party" or "indemnifying party" refers to Seller and not the Company.) Following receipt of a notice of any such indemnity claim asserted under this Section 8.4(a), the indemnifying party shall have sixty (60) days (or such longer period as may be agreed in writing by the indemnified party) to make such initial investigation of the claim as the indemnifying party deems necessary or desirable. For the purpose of such investigation, the indemnified party shall make available to the indemnifying party any books and records relied upon by it to substantiate the claim. At or prior to the expiration of such sixty-day period (or any extension thereof which shall have been agreed to by the indemnified party in writing), the indemnifying party shall notify the indemnified party as to whether or not it disputes the indemnified party's claim in whole or in part.

         (b) If the indemnifying party does not dispute the indemnified party's claim, the two shall execute a memorandum (hereinafter referred to as a "Resolution Memorandum"), in the form of Exhibit D hereto, which shall recite the amount of the Buyer Indemnity Claim or Seller Indemnity Claim. If the indemnifying party notifies the indemnified party within 60 days that it disputes such claim, then, for a period not to exceed 30 days following receipt of such notice from the indemnifying party, the parties shall confer with one another and endeavor in good faith to resolve any dispute regarding the claim. If the parties reach an agreement regarding the existence and amount of the Buyer Indemnity Claim or Seller Indemnity Claim, the parties shall execute a Resolution Memorandum as aforesaid.

         (c) For purposes of this Agreement, a Buyer Indemnity Claim or Seller Indemnity Claim shall be deemed to have been "Definitively Resolved" when
(i) a Resolution Memorandum has been signed by Buyer and Seller; or (ii) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which disposes of all or part of a Buyer Indemnity Claim or Seller Indemnity Claim, which decision, judgment, decree or other order is not appealable or with respect to which the time for appeal has expired, or (iii) a period of sixty (60) days has expired since notice of a Buyer Indemnity Claim or Seller Indemnity Claim has been delivered to the indemnifying party and the indemnifying party has not notified the indemnified party that it disputes such claim. Upon the Definitive Resolution of a Buyer Indemnity Claim in favor of Buyer, the amount of such claim shall be paid by Seller to Buyer within thirty (30) days, subject to the provisions of Section 8.2(ii) hereinabove.

         (d) If any indemnity claim asserted under Section 8.4(a) involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than thirty (30) days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before
entering  into  any  settlement,  adjustment   or compromise of such claim, or
ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy).

8.5      Special  Indemnification for Tax  Liabilities.   (a)  Seller shall
indemnify and hold harmless Buyer, the Company and each Affiliate (as that term is hereinafter defined) of Buyer, from and against the payment of any and all Tax Liabilities (as that term is hereinafter defined). Except as may otherwise be expressly provided for in this Agreement, the term "Buyer Indemnity Claims" shall be deemed to include all claims for Tax Liabilities.

         (b) For purposes of this Section 8.5, the term "Affiliate" shall mean any corporation or other entity which is, directly or indirectly, controlled by Buyer, or any successor in interest to, or transferee of, Buyer, as the case may be, as determined from time to time, including, without limitation, the Company and any successor in interest to, the Company.

         (c) For purposes of this Agreement, the term "Tax Liabilities" shall mean and include (i) any and all liabilities for Taxes which are or shall be incurred by the Company (or by Buyer with respect to the Company) with respect to any taxable year or any other period prior to the Closing, other than Taxes for which provision was made on the Closing Balance Sheet, and (ii) any and all Taxes of any member of an affiliated, consolidated,
combined  or  unitary  group  (other   than   Taxes allocable to the Company) of
which the Company is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treas. Reg. 1.1502-6(a) or any similar state, local or foreign law.

         (d) In the event the indemnitee receives notice of a claim made by any Federal, state, local, foreign or other governmental authority which, if successful, would result in an obligation to indemnify pursuant to this Section
8.5 (hereinafter, referred to as a "claim"), the indemnitee shall give prompt notice to Seller of the same in writing but in no event later than the time period specified in Section 8.1(a)), specifying in reasonable detail the basis of such claim, and the facts pertaining thereto, and shall not make payment of the Taxes claimed for at least 30 days after the giving of such notice. Seller shall have the right to control the defense of any such claim, subject in all cases to its obligation to indemnify Buyer and the Company with respect to
Tax Liabilities. If Seller wishes the indemnitee to contest such claim, Seller shall, within 30 days after notice by the indemnitee to Seller of such claim, or, if earlier, the period required by law, request that such claim be contested. If the indemnitee agrees to do so, it shall contest the claim; provided, if the indemnitee so requests, Seller shall first furnish an opinion of independent tax counsel selected by Seller and reasonably satisfactory to the indemnitee, that there is a reasonable defense to the claim, and Seller shall agree to pay the indemnitee from time to time on demand, an amount which shall be equal to all costs and expenses which the indemnitee may incur in connection with contesting such claim, including, without limitation, fees and disbursements of attorneys, accountants and other experts (hereinafter referred to as the "Costs"). If indemnitee chooses not to contest the claim, Seller shall have the right to do so; provided, that Buyer shall (and shall cause the Company to) cooperate with and assist Seller, at Seller's expense, in contesting such claim. If any such claim shall be made by the IRS or other governmental authority and Seller shall have requested the indemnitee to contest such claim, as above provided, and shall have duly complied with all of the terms of this
Section 8.5, the indemnitee hereby agrees to consult with Seller in good faith with respect to the actions to be taken by the indemnitee in connection with contesting any such claim; provided, however, that in determining the actions to be taken by the indemnitee, the overall tax and other interests of the indemnitee and its Affiliates shall be taken into account; and provided further that; (i) the indemnitee may either pay the Taxes claimed and sue for a refund in the appropriate court of proper jurisdiction, as the Seller shall elect, or contest such claim without first paying the Taxes claimed, and
(ii) if the Seller requests the indemnitee to pay the taxes claimed and then seek a refund, the indemnitee will be provided with sufficient funds by
Seller, on  an  interest-free basis, to pay the full amount of such Taxes.   The
indemnitee agrees to notify Seller in a timely manner in writing of any action taken or proposed to be taken from time to time by the governmental authority with respect to such claim, and to make available to Seller any relevant information relating to such claim which may be particularly within the knowledge of Buyer or any Affiliate and to otherwise cooperate with Seller in good faith in order to contest effectively any such claim. For the purpose of all dealings with Buyer or other indemnitee hereunder, Seller shall act exclusively through one designated counsel, and the indemnitee is hereby authorized by the Seller to deal with such designated counsel.

         (e) Any liability of the Seller under this Section 8.5 shall become fixed upon a Final Resolution of the liability of the indemnitee and any amounts due to Buyer or other indemnitee under this Section 8.5 shall be paid within 30 days after such Final Resolution subject to the limitations in
Section 8.2. An indemnitee's failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any such claim shall not constitute a defense (in whole or in part) to such claim for indemnification for such indemnitee, except to the extent such failure or delay results in prejudice to Seller.

         (f) For purposes of this Section 8.5, a "Final Resolution" shall be deemed to occur with respect to a proposed or other adjustment when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the indemnitee (i.e., all allowable appeals taken pursuant to this Section 8.5 have been exhausted by either party to the action), (ii) there is a closing agreement made under section 7121 of the Code binding in respect of the indemnitee or other administrative settlement with the IRS or other government authority, (iii) the time for instituting a claim for refund in respect of the indemnitee has expired, or, if a claim was filed, the time for instituting suit with respect thereto has expired or
(iv) the Taxes which are the subject of a proposed or other adjustment are paid, and, pursuant to written agreement between Seller and Buyer or other indemnitee, no claim for refund is filed, and no other contest of such proposed or other adjustment is made.

         (g) Upon a Final Resolution, the Seller shall become obligated for any payment, as provided above (less any amounts already advanced to the indemnitee as provided above), and the indemnitee shall become obligated to pay to Seller any refund (including interest thereon, to the extent actually paid by the relevant governmental authority) received or credited with respect to such claim (plus any amounts advanced to the indemnitee, as provided above, not depleted in satisfaction of the obligations of the Seller to the indemnitee). The obligations of the indemnitee and the Seller shall first be set off against each other and any difference owing by either party shall be paid within 30 days after such final determination.

         (h) If any such claim referred to in subsection 8.5(d) hereof shall be made by any Federal, state, local, foreign or other governmental authority and Seller, after having received notice thereof, shall have failed
(i) to request the indemnitee to contest or not to contest such claim, as above provided, or (ii) to comply with any of the other material terms of this
Section 8.3, Seller shall become obligated to pay the indemnitee upon a Final Resolution, an amount which shall be equal to the Taxes which ultimately are paid as a result of contesting such claim and, from time to time upon demand, the costs which the indemnitee may incur in connection with contesting such claim.

         (i)  In the event that Seller pays a Tax Liability pursuant to  this
Section 8.5 which arises from the disallowance in one fiscal year of a deduction or tax credit, which payment results in a reduction of the Federal or state income tax liability of the Company (or the consolidated group of which the Company is a member) for one of the first four (4) tax periods beginning after the Closing Date ("a "Tax Recoupment"), Buyer or the Company shall pay to the Seller an amount equal to the Tax Recoupment, within 30 days after Final Resolution of all Buyer Indemnity Claims with respect to Tax Liabilities or, with respect to Tax Recoupments arising during the fourth tax period beginning after the Closing. within 30 days after the filing of the federal and state income tax returns for such period.

8.6 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to indemnify the Buyer or the Company for a Buyer Indemnity Claim to the extent the matter giving rise to such claim (a) relates to any matter which is provided for, reserved or otherwise taken into account in the Closing Balance Sheet, (b) relates to any loss to the extent Buyer or the Company is covered by insurance, (c) arises or is increased as a result of any change in the basis or method of application or calculation of, or an increase in rates of, taxation after the Closing Date or the passing of any legislation
or any change  in  generally  accepted   accounting principles after the Closing
Date, or (d) arises or is increased as a result of a change in Environmental Law after the Closing Date. The amount of any indemnification required to be paid by Seller under this Article VIII shall be reduced by the amount by which the Federal or state income tax of the Company (or the consolidated group of which the Company is a member) is actually reduced due to a reduction of its net income for the tax period in which the liability or obligation giving rise
to   the indemnification is satisfied by the Company.  In  no event shall the liability of Seller under this Article VIII exceed the Purchase Price (except in the case of Tax Liabilities described in Section 8.5(c)(ii)).

8.7 Exclusive Remedy. After the Closing, the indemnification provisions of this Agreement shall constitute the sole and exclusive remedy of Buyer for any breach by Seller or Company of any representation or warranty or covenant contained in this Agreement. Buyer shall not be entitled to assert against Seller any claim for damages, indemnification or otherwise relating to the transactions under this Agreement except pursuant and subject to the provisions of this Article VIII or to the extent such claim is based on
fraud.   Without limiting  the  generality  of  the foregoing, Buyer agrees that the rights accorded to it by Section 8.2 are the sole and exclusive remedy against Seller with respect to all liabilities under any Environmental Laws. Buyer (on its own behalf and on behalf of the Company after the Closing) and its successors and assigns hereby waive any right to seek contribution or other recovery from Seller or any of its affiliates under any Environmental Law, and Buyer unconditionally releases Seller from any and all claims, demands and causes of actions that it may now have or in the future have against Seller for recovery under any Environmental Law except pursuant to Section 8.2 hereof. After the Closing, Seller and its successors and assigns hereby waive any right to seek contribution or other recovery from the Company in connection with any representation made jointly and severally hereunder by the Company and Seller or any covenant made by the Company if Buyer is entitled to indemnification under this Article for a breach or violation of any such representation or covenant.


                            ARTICLE IX
                         CERTAIN COVENANTS

9.1 Access by Seller. The Company shall, from and after the Closing Date, provide reasonable access to Seller (and to the Seller's Accountants for purposes of preparation and audit of the Closing Balance Sheet and the preparation or audit of the Tax returns of the Company for the period ending on or prior to the Closing Date) during normal business hours, to the books and records and personnel of the Company, to the extent that such access is reasonably requested in writing in advance by Seller.

9.2 Maintenance of Records. Buyer shall cause the Company to maintain all books and records of the Company existing as of the Closing Date for a period of ten years after the Closing and shall not destroy such books and records during such period without giving Seller sixty (60) days prior written notice.

                             ARTICLE X
                           MISCELLANEOUS

10.1 Expenses. Seller shall be responsible for the expenses which Seller and the Company incur in connection with the transactions provided for herein or contemplated hereby including, without limitation, the fees and expenses of counsel, accountants and investment bankers, and Seller shall not cause or permit the Company to pay or be liable for such costs. Buyer shall bear the expenses which it incurs in connection with the transactions provided for herein or contemplated hereby, including the fees and expenses of its counsel and accountants. The fees for filing of pre-merger notification reports under the HSR Act shall be paid by Buyer.

10.2 Brokers. Neither Buyer nor Seller nor the Company has employed a finder or broker or other person entitled to a commission or fee in respect of this Agreement and the transactions contemplated hereby.

10.3 Notices. Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or
(iii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given written notice to the other parties hereto, or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee, or (v) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

         (a)  Notice to Buyer shall be sufficient if given to:

              International Wire Group, Inc.
              101 South Hanley Road, Suite 400
              St. Louis, Missouri  63105

              Facsimile No.:  (314) 746-2251
              Attention:  David M. Sindelar

              with copies to:

              Hicks, Muse, Tate & Furst Incorporated
              200 Crescent Court, Suite 1600
              Dallas, Texas  75201
              Facsimile No.:  (214) 740-7313
              Attention:  Lawrence D. Stuart, Jr.

              Mills & Partners, Inc.
              101 South Hanley Road
              St. Louis, Missouri  63105
              Facsimile No.:  (314) 746-2299
              Attention:  David M. Sindelar

              Weil, Gotshal & Manges LLP
              100 Crescent Court, Suite 1300
              Dallas, Texas  75201
              Facsimile No.:  (214) 746-7777
              Attention:  David J. Webster


         (b) Notice to Seller or the Company (prior to Closing) shall be sufficient if given to:

              Oneida, Ltd.
              Kenwood Avenue
              Oneida, New York 13421
              Attn:  Catherine H. Suttmeier, General Counsel
              Facsimile:  (315) 361-3700

10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement or any part thereof may not be assigned without the prior written consent of the other party, which consent may be withheld in the sole discretion of the other party; provided, however, this Agreement may be assigned to any affiliate of Buyer but such assignment shall not relieve Buyer of any of its obligations hereunder.

10.5 Entire Agreement and Modification. This Agreement, the Schedules to be provided hereunder, Exhibits hereto and agreements executed concurrently herewith (all of which are incorporated by reference into and considered part of this Agreement) supersede all prior agreements and understandings between the parties or any of their respective affiliates (written or oral) relating to the subject matter of this Agreement and are intended to be the entire and complete statement of the terms of the agreement between the parties, and may be amended or modified only by a written instrument executed by the parties. The waiver by one party of any breach of this Agreement by any other party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

10.6 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.7 Governing Law. This Agreement and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

10.9 Further Assurances. Each of the parties shall, at any time and from time-to-time after the Closing Date and at the expense of the other parties but without further consideration, execute and deliver such further instruments, assignments or documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Confidentiality. Seller and Buyer agree to keep the terns of this Agreement and any amendments to it or transactions arising from it confidential except as required by applicable securities laws or to discharge the obligation of each of the parties to file submissions and data with respect to the proposed transaction pursuant to the HSR Act or as otherwise agreed by the parties.

10.12 No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any person (other than the parties hereto) any rights or remedies hereunder.

10.13 Termination by Buyer. If Seller fails to comply with Section 2.2(b) or if any of the conditions to Closing specified in Article VII are not satisfied in all material respects, at or prior to January 25, 1997 (unless Seller is diligently undertaking to comply with Section 2.2(b) or to satisfy the conditions to Closing specified in Article VII in which case such date will be extended for 15 days), and such failure is not waived in writing by Buyer, then Buyer may, without liability of Buyer to any party, terminate this Agreement, provided Buyer has satisfied (or stood ready to satisfy) all of Seller's conditions to Closing specified in Article VI, or such conditions have otherwise been satisfied or waived, by written notice to Buyer.

10.14 Termination by Seller. If Buyer fails to comply with Section 2.2(a) or if any of the conditions to Closing specified in Article VI are not satisfied in all material respects at or prior to January 25, 1997 (unless Buyer is diligently undertaking to comply with Section 2.2(a) or to satisfy the conditions to Closing specified in Article VI, in which case such date shall be extended for 15 days), and such failure is not waived in writing by Seller, then Seller may, without liability of Seller to any party, terminate this Agreement, provided Seller has satisfied (or stood ready to satisfy) all of Buyer's conditions to Closing specified in Article VII, or such conditions have otherwise been satisfied or waived, by written notice to Seller.

    [THE REMAINEDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.



ONEIDA LTD.

By: /s/  Peter J. Kallet
      Peter J. Kallet
      President


CAMDEN WIRE CO., INC.

By:  /s/ Catherine H. Suttmeier
      Catherine H. Suttmeier
      Secretary


INTERNATIONAL WIRE GROUP, INC.

By:  /s/ Ellen Lipsitz
Name:  Ellen Lipsitz
Title:    Vice President

                             Exhibit A


                             January ___, 1997



Oneida Ltd.
Kenwood Avenue
Oneida, New York 13421

Ladies and Gentlemen:

    We have acted as counsel to International Wire Group, Inc., a Delaware corporation ("Buyer"), in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by, the Stock Purchase Agreement (the "Agreement"), dated as of January _, 1997, by and among Buyer, Camden Wire Co., Inc., a New York corporation (the "Company"), and Oneida Ltd., a New York corporation ("Seller"). Capitalized terms defined in the Agreement and used but not otherwise defined herein are used herein as so defined.

    In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and such corporate records,
agreements,   documents   and   other instruments, and such certificates or
comparable documents of public officials and of officers and representatives of Buyer, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In  such examination, we have assumed the genuineness of all signatures, the
legal  capacity  of   natural   persons,   the authenticity of all documents
submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Buyer and upon the representations and warranties of Buyer
contained   in   the Agreement.

    Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

    1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

    2. Buyer has all requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution, delivery and performance of the Agreement by Buyer and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery thereof by the Company and Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    3.   The  execution  and  delivery  of  the  Agreement, the consummation of
the  transactions  contemplated   thereby   and compliance by Buyer with any of
the provisions thereof will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the certificate of incorporation or By-Laws of Buyer, (ii) any of the terms, conditions or provisions of any document, agreement or other instrument to which Buyer is a party or by which it is bound of which we are aware, (iii) any New York, Delaware corporate or federal law or regulation (other than federal and state securities or blue sky laws, as to which we express no opinion), or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on Buyer of which we are aware.

    4. No consent, approval, waiver, license or authorization or other action by or filing with any New York, Delaware corporate or federal governmental authority is required in connection with the execution and delivery by Buyer of the Agreement or the consummation by Buyer of the transactions contemplated thereby, except for (i) those required under the HSR Act and (ii) those already obtained.

    5. To our knowledge, there is no litigation, proceeding or governmental investigation pending or overtly threatened against Buyer that relates to any of the transactions contemplated by the Agreement.

    The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

    The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted,
cited   or otherwise referred to without our prior written consent.


                                       Very truly yours,

                             Exhibit B


              [Letterhead of Catherine H. Suttmeier]

                       ______________, 1997



International Wire Group, Inc.
[address]



Dear Sir or Madam


    I am General Counsel of Oneida Ltd., a New York corporation (the "Seller"), and have acted as counsel to the Seller and Camden Wire Co., Inc. (the "Company"), in connection with the proposed purchase of all of the issued and outstanding shares of common stock of the Company (the "Shares") by International Wire Group, Inc., a Delaware corporation (the "Buyer"), pursuant to a Stock Purchase Agreement dated January ____, 1997 by and among Seller, the Company, and Buyer (the "Stock Purchase Agreement"). This opinion is being rendered pursuant to Section 7.3 of the Stock Purchase Agreement. Capitalized terms not otherwise defined herein are used herein as defined in the Stock Purchase Agreement.

    In rendering this opinion, I have examined originals or copies certified or otherwise identified to my satisfaction of (i) the Stock Purchase Agreement;
(ii) the Resolutions adopted by the Boards of Directors of Seller and the Company relating to the approval and adoption of the Stock Purchase Agreement and the transactions contemplated thereby; (iii) the Certificates of Incorporation and By-Laws of Seller and the Company, as mended to date; and (iv) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original document of all documents submitted as certified or photostatic copies and the authenticity of the originals of all such non-original documents. As to certain matters of fact material to this opinion, I have relied upon certificates of officers of Seller and the Company and certificates of public officials. I have assumed the accuracy of the material factual information contained in all such certificates.

    I am admitted to the Bar of the State of New York and no opinion is expressed herein as to the laws of any jurisdictions other than the laws of the United States and the laws of the State of New York.

    Based upon the foregoing and on my examination of such questions of law as I have considered necessary or appropriate, I am of the opinion that:

         1. Seller and the Company are duly organized, validly existing and in good standing under the laws of the State of New York, and, based solely upon the certificates of good standing or qualification described on Attachment I, hereto, the Company is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth on Schedule 3.1
(a) of the Stock Purchase Agreement.

         2.   The Company has all requisite corporate power and authority to
own,  hold,  lease  and  operate  its  assets   and properties as now owned,
held, leased and operated and to conduct its business as now conducted. To the best of my knowledge, the Company has in full force and effect all necessary licenses, permits and similar evidences of authority required to conduct the business presently conducted by it in each jurisdiction in which
such   business   is  conducted  and  the  consummation   of   the transactions
contemplated by the Stock Purchase Agreement will not result in any change or modification in, or cause any termination or cancellation of, any such license permit or authorization, except as set forth in any Schedule to the Stock Purchase Agreement.

         3. Seller and the Company have full corporate power and authority to execute and deliver the Stock Purchase Agreement and to consummate the transactions contemplated thereby. The Board of Directors of each of Seller and the Company have duly approved and have duly authorized the execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby, and no other corporate proceedings on the part of either Seller or the Company are necessary to approve and authorize the
execution  or  delivery  of  the  Stock   Purchase Agreement or the consummation
of the transactions contemplated thereby. The Stock Purchase Agreement has been duly executed and delivered by both Seller and the Company and constitutes the valid and binding agreement of Seller and the Company, enforceable against Seller and the Company in accordance with its terms.

         4. Seller is the beneficial and record owner of all of the Shares, free and clear of any Encumbrances. All of the Shares are duly authorized and are validly issued, and are fully paid and nonassessable.

         5. The execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby will not: (i) violate or conflict with any provision of the Certificates of Incorporation or By-Laws of Seller or the Company; or, to the best of my knowledge after reasonable investigation: (ii) except as disclosed on Schedule 3.14(c) to the Stock Purchase Agreement, violate, conflict with or result in a breach of or default (or be any event with which the lapse of time or the giving of notice or both would constitute an event of default) under any of the terms, conditions or provisions of any Instrument; (iii) except as disclosed on one of the Schedules, accelerate or give to others any interests, including rights of acceleration, modification or cancellation, under any Instrument or in or with respect to the business or assets of Seller or the Company; (iv) result in the creation of any Encumbrance on the assets, capital stock or properties or the Company; (v) except as set forth on one of the Schedules, conflict with violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, filing or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which Seller or the Company or any of their assets or property are subject, or require Seller or the Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent, or make a filing with, any third party, including any foreign, Federal, state, county, local or other governmental or regulatory body, other than such filings as are required under the HSR Act.

         6. Except as set forth in Schedule 3.16 to the Stock Purchase Agreement, there are no suits, actions, proceedings, including, without limitation, arbitral and administrative proceedings, claims or governmental investigations or audits pending or, to the best of my knowledge after reasonable investigation, threatened against the Company or its properties, assets or business or pending or, to the best of my knowledge after reasonable investigation, threatened against, relating to-or involving any of the officers, directors, Employees or agents of the Company in connection with the business of the Company, including, without limitation, any suit, action, proceeding, claim or investigation challenging the validity or propriety of, or otherwise involving the Stock Purchase Agreement or the transactions contemplated thereby. To the best of my knowledge, except as set forth on Schedule 3.1 to the Stock Purchase Agreement, there is no judgment, order, writ, injunction, decree, or award (whether issued by a court, an arbitrator, a governmental body or agency thereof, or otherwise) to which the Company is a party or involving the property, assets, or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company.

    The opinion set forth in paragraph 3 with respect to enforceability is subject to applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent conveyance and similar state or Federal laws or equitable principles relating to or affecting creditors' rights generally, and to the application of general equitable principles in any legal or equitable proceeding involving the enforcement of any of the provisions of the Stock Purchase Agreement.

    This opinion is furnished only to you, solely in connection with the Stock Purchase Agreement and the consummation of the transactions contemplated thereby and may not be otherwise used by you, published, circulated, quoted, or otherwise referred to by you nor relied upon by any other person or party or for any other purpose, without my prior written consent.


                                       Very truly yours,

                             Exhibit C


                             AFFIDAVIT


STATE OF NEW YORK        )
                         )    ss:
COUNTY OF ______________ )


    The undersigned, as an officer of Oneida Ltd., hereby swears, affirms and certifies the following to be true relative to the sale of the capital stock of Camden Wire Co., Inc., a wholly owned subsidiary of Oneida Ltd., to International Wire Group, Inc.:

    The capital stock of Camden Wire Co., Inc. is not, and has not been at any time during the period specified under section 897 of the Internal Revenue Code of 1986, as amended (the "Code"), a United States real property interest within the meaning of-sections 897 and 1445 of the Code, and Camden Wire Co., Inc. is not, and has not been at any time during such period, a United States real property holding corporation within the meaning of sections 897 and 1445 of the Code.

    This Affidavit is given under penalties of perjury in order to comply with Sections 897 and 1445 of the Code.


                                            ONEIDA LTD.

Date: _______________                       By: _______________________
                                            Name: _____________________
                                            Title: _______________________


    The foregoing affidavit was acknowledged and sworn to before me this ____ day of January, 1997, by _______________________, ___________________________,
of Oneida Ltd., a New York corporation, on behalf of said corporation.

___________________________
Notary Public
My  Commission  Expires: ________

                             Exhibit D


                       RESOLUTION MEMORANDUM


    This Resolution Memorandum is made pursuant to section _____ of the Stock Purchase Agreement dated as of January ____, 1997 (the "Stock Purchase Agreement") by and among Oneida, Ltd. ("Seller"); Camden Wire Co., Inc. (the "Company"); and International Wire Group, Inc. ("Buyer").

(Check and complete one)

_______ Seller and Buyer have reached final agreement as to the amount of the Buyer Indemnity Claim (as defined in section 8.2 of the Stock Purchase Agreement) incurred by Buyer as a result of the events or circumstances described in the notice of indemnity claim attached hereto. The parties agree that the amount of the Buyer Indemnity Claim is $ and that the same shall be paid by Seller to Buyer within thirty (30) days of the date of this Resolution Memorandum, subject to the provisions of clause ii) of section 8.2 of the Stock Purchase Agreement.

_______ Seller and Buyer have reached final agreement as to the amount of the Seller Indemnity Claim (as defined in section 8.3 of the Stock Purchase Agreement) incurred by Seller as a result of the events or circumstances described in the notice of indemnity claim attached hereto. The parties agree that the amount of the Seller Indemnity Claim is $___________ and that the same shall be paid by Buyer to Seller within thirty (30) days of the date of this Resolution Memorandum.


     INTERNATIONAL WIRE                      ONEIDA LTD.
         GROUP, INC.

By:__________________________               By: _______________________
Name:________________________               Name: _____________________
Title:_________________________             Title: _______________________

                             Exhibit E


                                                      [Date]


International Wire Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

Camden Wire Co., Inc.
12 Masonic Avenue
Camden, New York

Gentlemen:

    Reference is made to the Stock Purchase Agreement dated ___________ ("Stock Purchase Agreement") among International Wire Group, Inc. ("Buyer"), Oneida Ltd. ("Seller"), and Camden Wire Co., Inc. (the "Company") pursuant to which Seller has agreed to sell to Buyer all of the outstanding capital stock of the Company. Capitalized terms used in this letter shall have the meanings given such terms in the Stock Purchase Agreement.

    Seller has disclosed in the Schedules to the Stock Purchase Agreement a potential contingent liability arising out of personal injuries suffered by two of the Company's employees, Raymond and Darrin Ketchum, in an industrial accident occurring in October 1992 at the Company's facility in Camden, New York (hereafter referred to as the " 1992 Accident"). Raymond and Darrin Ketchum have commenced separate legal actions against the manufacturer of the equipment involved in the 1992 Accident and such actions are pending in New York Supreme Court, Oneida County under the
following   captions  (hereafter  referred  to  as  the   "Ketchum Actions"):

          Raymond  Ketchum, Jr., as Guardian Ad Litem  of
          Raymond Ketchum III and Dina Johnson, as Parent
          and Natural Guardian of Dakota Ray Johnson,  an
          Infant  v.  National  Standard  Company,  Inc.,
          National   Standard  Bartell  Wagner  Division,
          National  Standard Machinery Systems  Division,
          Bartell Machinery Systems Co. and Rig All, Inc.

          Darrin  Ketchum  v. National Standard  Company,
          Inc.,    National   Standard   Bartell   Wagner
          Division,  National Standard Machinery  Systems
          Division, Bartell Machinery Systems Co. and Rig
          All, Inc.

    Seller and the Company are proposing to commence litigation against the Seller's and the Company's insurance carriers to confirm the existence and scope of insurance coverage for any claims, expenses and liabilities asserted against or incurred by Seller or the Company in connection with the 1992 Accident, including any third-party actions which may be initiated against Seller or the Company as a result of the Ketchum Actions.

    Seller desires to control all claims, third party actions, settlement discussions and negotiations which arise out of the 1992 Accident. Buyer is willing to allow Seller to control all proceedings relating to the 1992 Accident upon the condition that Seller indemnify Buyer and the Company after the Closing from all losses, liabilities, claims, costs and expenses suffered or incurred by Buyer or the Company in connection with the 1992 Accident.

    The purpose of this letter is to set forth the rights and obligations of the parties with respect to matters relating to the 1992 Accident. Accordingly, it is hereby agreed that:

         1. Following the Closing, Seller shall have the sole and exclusive right to control, through counsel selected by Seller or its insurance carriers, all matters and proceedings relating to the following and to represent the interests of the Company in such matters and proceedings:

              (a) The defense of the Ketchum Actions (to the extent Seller or the Company is able to play a role therein) and any legal actions or proceedings which may hereafter be asserted against the Company to recover for, or seek contribution for, personal injuries suffered by Raymond and Darrin Ketchum (or damages suffered by any family member) as a result of the 1992 Accident;

              (b) The prosecution of an action or proceeding against any insurance company seeking to confirm insurance coverage for and on behalf of Seller and the Company for any claims, lawsuits, judgments, settlements, defense costs or losses arising out of the 1992 Accident: and

              (c) The disposition of any lien which the Company may have against any judgment or settlement in favor of Raymond and Darrin Ketchum to recover workers' compensation benefits paid by the Company to Raymond and Darrin Ketchum;

provided, however, that if Seller or its insurer fails to take reasonable steps necessary to defend diligently any claim or third party action related to or arising out of the 1992 Accident within 10 calendar days after receiving written notice from the Company or Buyer that the Company or Buyer, as applicable, reasonably believes Seller or its insurer has failed to take such steps, the Company may assume its own defense, and Seller will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

The right to control the foregoing matters shall include, but is not limited to (i) the right to make all strategic and tactical decisions relating to the manner in which the foregoing matters are to be handled and resolved, (ii) the right to settle any of the foregoing on terms acceptable to Seller, provided that the consent of Buyer must be obtained before any settlement is entered into which would impose upon Buyer or the Company any liability or obligation which is not covered by the indemnification provided for in
Section 5 below, and (iii) the right to enter into agreements or arrangements with any other party who may be liable for the 1992 Accident.

         2. Seller shall bear all costs and expenses, including all attorney's fees and disbursements, incurred by Seller or the Company in connection with the control and disposition of any of the matters and proceedings described in paragraph 1 to the extent such costs and expenses are not covered by insurance.

         3. At Buyer's request, Seller shall keep Buyer and the Company informed of the status of the proceedings arising out of the 1992 Accident. Buyer may elect, at its cost, to participate in, or to engage separate counsel on behalf of the Company to participate in, any of the matters or proceedings described above, subject to Seller's right to direct and control the disposition thereof.

         4. Buyer agrees to fully cooperate, and following the Closing to cause the Company and its employees to fully cooperate, with Seller and Seller's counsel in connection with the matters and proceedings described in paragraph
1. Such cooperation shall include, but is not limited to (a) assisting Seller in investigating the circumstances surrounding the 1992 Accident, (b) furnishing Seller with documentary evidence relative to the 1992 Accident, (c) assisting Seller in responding to pretrial discovery requests and preparing for trial, and
(d) providing testimony at depositions and at trial. Seller shall reimburse Buyer and the Company for all out-of-pocket expenses incurred by Buyer and the Company or any of their employees in providing the foregoing assistance to Seller, but Seller shall not be responsible for the salaries, wages, fringe benefits, or other direct or indirect labor costs of personnel of Buyer or Company who provide assistance to Seller.

         5. Without prejudice to any other obligation of Seller to provide indemnification under the Stock Purchase Agreement, Seller hereby agrees to indemnify and hold harmless Buyer and the Company from and against any loss, damage, claim, liability, obligation, suit, action, proceeding, judgment, costs or expense (including reasonable fees and disbursements of counsel) arising out of or related to the 1992 Accident to the extent the same are not covered by insurance. A claim for indemnification set forth above shall be deemed a "Buyer Indemnity Claim" for purposes of Article VIII of the Stock Purchase Agreement (including the procedures spelled out therein), provided that (a) the $1,000,000 "basket" set out in Section 8.2(ii) of the Stock Purchase Agreement shall not apply to any indemnification required to be provided by this Section 5, and (b) the terms of this Section 5 shall survive the Closing indefinitely and shall not expire.

         6. Seller shall be entitled to the benefit of any lien against a settlement, judgment or other recovery by Raymond or Darrin Ketchum resulting from workers' compensation benefits paid by the Company to or on behalf of Raymond or Darrin Ketchum. Any monies received by Buyer or the Company in respect of such workers' compensation lien shall be promptly remitted to Seller upon receipt.

         7. The Company hereby assigns to Seller, which assignment shall be effective upon the Closing, all rights which the Company may have in respect of any insurance policy providing coverage for the Ketchum Actions, including, without limitation, the right to receive all insurance proceeds and other monies payable under any insurance policy providing coverage for the Ketchum Actions, and all rights of action against the Company's insurance carriers. In the event the foregoing assignment is not recognized by the Company's insurance carriers or would negate the Company's coverage under any insurance policy, the foregoing assignment shall be null and void, in which event the Company, following the Closing, agrees (a) to pay over to Seller, upon receipt, all insurance proceeds and other monies received by the Company in respect of the Ketchum Actions or in respect of any proceeding against the Company's insurance carriers relative to the Ketchum Actions, and (b) to take (at Seller's expense) any and all action reasonably requested by Seller in order to more fully vest in Seller the benefit of all insurance policies providing coverage for the Ketchum Actions.

    This letter supplements the Stock Purchase Agreement, and the rights and obligations of the parties hereunder are subject to the terms of the Stock Purchase Agreement. In the event of an inconsistency between this letter and the Stock Purchase Agreement, the terms of this letter shall control in respect of all matters arising out of the 1992 Accident.

    If you are in agreement with the terms outlined in this letter, please signify your assent by signing in the space provided below.

                                            Sincerely,

                                            ONEIDA LTD.
                                            By: ________________________
                                                Title:

AGREED:

INTERNATIONAL WIRE GROUP, INC.

By: __________________________________
    Title:



CAMDEN WIRE CO., INC.

By: __________________________________
    Title:

                                                       EXHIBIT 99.1


For Immediate  Release:           Contact:  David  A.  Gymburch (315) 361-3271
January  2, 1997                  Corporate  Public Relations
                                  http://www.prnewswire.com (Co. News section)


ONEIDA LTD. ACCEPTS NEW OFFER TO SELL CAMDEN WIRE SUBSIDIARY TO INTERNATIONAL WIRE; REPLACES PREVIOUS AGREEMENT WITH AARQUE

Oneida, N.Y. - Oneida Ltd. (NYSE/OCQ) today entered into a new agreement to sell its Camden Wire Co. subsidiary to International Wire Group Inc. of St. Louis, Mo., in a transaction valued at approximately $60 million. The agreement replaces a previous agreement to sell Camden to a subsidiary of Aarque Capital Corp. in a transaction valued at approximately $51 million.

Oneida Chairman William D. Matthews said the Aarque agreement, announced on November 26, included terms that permitted the Oneida board to consider alternative offers by other parties, one of which was International Wire. Aarque was founded by R. Quintus Anderson, a member of the Oneida Ltd. Board of Directors.

"We were required to entertain other offers for Camden, even though we had an agreement with Aarque, as part of the validation process that occurs when a pending buyer has any type of connection with the company making the sale," Mr. Matthews explained. "The International Wire offer is significantly higher, and the board, including Mr. Anderson, accepted it in the best interests of Oneida and its shareholders."

The International Wire transaction will result in an after-tax gain for Oneida of approximately $3.5 million equal to 32 cents per share. It includes a cash payment to Oneida of approximately $44.5 million and International Wire's assumption of Oneida's guarantee on $15.5 million in Camden Wire debt. Closing of the transaction is subject to the satisfaction of certain conditions, but it is expected to be completed in February 1997, Mr. Matthews said.

International  Wire  is  a  wire  and  harness  manufacturer.   Its non-
insulated wire division is conducted through Omega Wire Inc., which is headquartered in Williamstown, N.Y.

Mr. Matthews said the Camden Wire sale is part of Oneida's strategy to focus on its tableware operations. Oneida is the world's largest manufacturer of stainless steel and silverplated flatware for the consumer and foodservice tableware industries, and is also a major marketer of commercial dinnerware. Camden Wire has been a wholly owned subsidiary of Oneida since 1977.

Camden   Wire,   based  in  Camden,  N.Y., is a fabricator of non-insulated conductor wire that is used by original equipment manufacturers in markets including the electronics, transportation and consumer products industries. the 1995 fiscal year, Camden Wire accounted for approximately $149 million of Oneida's total sales of nearly $514 million.